Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

HUMANA INC.,

HUM VM, INC.

AND

KMG AMERICA CORPORATION

Dated as of September 7, 2007

i

Section 10.9	Fees and Expenses	59
Section 10.10	Severability	59
Section 10.11	Company Disclosure Letter	59

ANNEXES AND EXHIBITS

Annex I	Articles of Incorporation of Surviving Corporation
Annex II	Bylaws of Surviving Corporation
Annex III	Articles of Merger

v

AGREEMENT AND PLAN OF MERGER

                    This Agreement and Plan of Merger, is made as of September 7, 2007, by and among (i) Humana Inc., a Delaware corporation (“Parent”); (ii) Hum VM, Inc., a Virginia corporation and wholly-owned subsidiary of Parent (“Merger Subsidiary”); and (iii) KMG America Corporation, a Virginia corporation (the “Company”). Parent, Merger Subsidiary, and the Company are sometimes referred to in this Agreement individually as a “Party” and collectively as the “Parties.”

RECITALS

                    WHEREAS, the respective Boards of Directors of Parent and the Company have determined that it is in the best interests of Parent and the Company, respectively, and their respective stockholders that Parent acquire the businesses and operations of the Company through a merger (the “Merger”) of Merger Subsidiary with and into the Company, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Virginia Stock Corporation Act, as amended (the “VSCA”);

                    WHEREAS, the Board of Directors of the Company (the “Company Board”) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement and determined that this Agreement and the Merger are in the best interest of the Company and its shareholders;

                    WHEREAS, the Boards of Directors of Parent and Merger Subsidiary have approved this Agreement, the Merger and the other transactions contemplated by this Agreement and determined that this Agreement and the Merger are in their respective best interest and the best interest of their respective stockholders; and

                    WHEREAS, Parent, Merger Subsidiary and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger, and also to prescribe various conditions to the consummation of the Merger.

                    NOW THEREFORE, in consideration of the mutual agreements and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I
DEFINITIONS

          Section 1.1 Acquisition Proposal.

                    “Acquisition Proposal” shall have the meaning given in Section 7.4(a) hereof.

          Section 1.2 Affiliate.

                    “Affiliate” shall mean another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

          Section 1.3 Agreement.

                    “Agreement” shall mean this Agreement and Plan of Merger, together with the Annexes, Exhibits and Schedules attached hereto, as amended from time to time in accordance with the terms hereof.

          Section 1.4 Articles of Merger.

                    “Articles of Merger” shall have the meaning given in Section 2.3 hereof.

          Section 1.5 Business Day.

                    “Business Day” means any day other than a day on which the office of the VSCC is closed.

          Section 1.6 Certificates.

                    “Certificates” shall have the meaning given in Section 4.2 hereof.

          Section 1.7 Change in Company Recommendation

                    “Change in Company Recommendation” shall have the meaning given in Section 7.2(d) hereof.

          Section 1.8 Closing; Closing Date.

                    “Closing” shall mean the closing held pursuant to Section 2.2 hereof, and “Closing Date” shall mean the date on which the Closing occurs, pursuant to Section 2.2.

          Section 1.9 Closing Condition Satisfaction Date.

                    “Closing Condition Satisfaction Date” shall have the meaning given in Section 2.2(a) hereof.

          Section 1.10 Code.

                    “Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

          Section 1.11 Company.

                    “Company” shall mean KMG America Corporation, a Virginia corporation.

          Section 1.12 Company Benefit Plans.

                    “Company Benefit Plans” shall have the meaning given in Section 6.11(a) hereof.

          Section 1.13 Company Board.

                    “Company Board” shall mean the Board of Directors of the Company.

          Section 1.14 Company Common Stock.

                    “Company Common Stock” shall mean the common stock, par value $0.01 per share, of the Company.

          Section 1.15 Company Disclosure Letter.

                    “Company Disclosure Letter” shall mean the letter dated the date of this Agreement and delivered to Parent and Merger Subsidiary concurrently with the execution and delivery of this Agreement, which sets forth certain exceptions to the representations and warranties of the Company and other disclosures requested of the Company in this Agreement.

          Section 1.16 Company Intellectual Property.

                    “Company Intellectual Property” shall have the meaning given in Section 6.18(a) hereof.

          Section 1.17 Company Pension Plan.

                    “Company Pension Plan” shall have the meaning given in Section 6.11(a) hereof.

          Section 1.18 Company Recommendation.

                    “Company Recommendation” shall have the meaning given in Section 7.2(d) hereof.

          Section 1.19 Company’s Representatives.

                    “Company’s Representatives” shall have the meaning given in Section 7.1(e) hereof.

          Section 1.20 Company SEC Reports.

                    “Company SEC Reports” shall mean the Annual Report on Form 10-K of the Company for its fiscal years ended December 31, 2005 and 2006, and all documents filed by the Company with the SEC pursuant to Sections 13(a) and 13(c) of the Exchange Act, any definitive proxy statements filed pursuant to Section 14 of the Exchange Act, and any report filed pursuant to Section 15(d) of the Exchange Act, in each case following the filing of such Annual Reports on Form 10-K and prior to the date hereof.

          Section 1.21 Company Stock Option.

                    “Company Stock Option” shall mean each option that represents the right to acquire Shares granted under a Stock Plan.

          Section 1.22 Confidentiality Agreement.

                    “Confidentiality Agreement” shall mean the letter agreement, dated as of May 19, 2007, between the Company and Parent.

          Section 1.23 Constituent Corporations.

                    “Constituent Corporations” shall have the meaning given in Section 2.1 hereof.

          Section 1.24 Contracts.

                    “Contracts” shall mean any contract, agreement, subcontract, indenture, note, bonds (including surety bond), loan, instrument, lease, mortgage, franchise, license, assignment, purchase order, sale order, understanding, commitment, whether written or oral, that is legally binding.

          Section 1.25 Current Employees.

                    “Current Employees” shall have the meaning given in Section 6.10(a) hereof.

          Section 1.26 D&O Tail Insurance.

                    “D&O Tail Insurance” shall have the meaning given in Section 7.7(b) hereof.

          Section 1.27 E&O Insurance

                    “E&O Insurance” shall have the meaning given in Section 7.7(c) hereof.

          Section 1.28 Effective Time.

                    “Effective Time” shall have the meaning given in Section 2.3 hereof.

          Section 1.29 Environmental Laws.

                    “Environmental Laws” shall mean any Law relating to pollution or protection of human health (excluding OSHA or equivalent state or local authorities) or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including Laws relating to environmental releases or threatened environmental releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

          Section 1.30 Environmental Permits.

                    “Environmental Permits” shall have the meaning given in Section 6.13(c) hereof.

          Section 1.31 ERISA.

                    “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

          Section 1.32 ERISA Affiliate.

                    “ERISA Affiliate” shall mean any corporation, trade or business, or other entity which, together with the Company or any of its Subsidiaries, is treated (or within the preceding six years was treated), as a single employer under Section 414 of the Code or Section 4001 of ERISA or part of the same “controlled group” as the Company or any of its Subsidiaries for purposes of Section 302(d)(8)(c) of ERISA.

          Section 1.33 Exchange Act.

                    “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and all rules and regulations promulgated thereunder.

          Section 1.34 GAAP.

                    “GAAP” shall mean generally accepted accounting principles as in effect in the United States of America at the time of the preparation of the subject financial statement.

          Section 1.35 Governmental Authority.

                    “Governmental Authority” shall mean any federal, state, provincial, municipal or other governmental department, commission, board, bureau, agency or instrumentality, or any other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including the South Carolina Department of Insurance, in each case whether of the United States, any of its possessions or territories, or of any foreign nation.

          Section 1.36 Hazardous Materials.

                    “Hazardous Materials” shall mean: (i) any petroleum or petroleum products, radioactive materials, asbestos in any form that is friable, urea formaldehyde foam insulation, and transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls (“PCBs”) above regulated levels and radon gas (except as may be naturally occurring); and (ii) any chemicals, materials or substances which are now defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” or words of similar import, under any Environmental Law.

          Section 1.37 HSR Act.

                    “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

          Section 1.38 Indemnified Parties.

                    “Indemnified Parties” shall have the meaning given in Section 7.7(a) hereof.

          Section 1.39 IRS.

                    “IRS” shall mean the Internal Revenue Service.

          Section 1.40 Kanawha.

                    “Kanawha” shall mean Kanawha Insurance Company, a South Carolina corporation.

          Section 1.41 Kanawha Insurance Contracts.

                    “Kanawha Insurance Contracts” shall have the meaning given in Section 6.22(b).

          Section 1.42 Kanawha Reinsurance Agreements.

                    “Kanawha Reinsurance Agreements” shall have the meaning given in Section 6.24 hereof.

          Section 1.43 Kanawha SAP Statements.

                    “Kanawha SAP Statements” shall have the meaning given in Section 6.21(a) hereof.

          Section 1.44 Keefe.

                    “Keefe” shall mean Keefe, Bruyette & Woods, Inc., financial advisor to the Company.

          Section 1.45 Knowledge of the Company.

                    “Knowledge of the Company” shall mean the actual knowledge, after commercially reasonable due inquiry, of those officers of the Company identified in Section 1.45 of the Company Disclosure Letter.

          Section 1.46 Law.

                    “Law” shall mean any law, statute, rule, regulation, ordinance, agency instruction and other guidance and sub-regulatory issuance, and other pronouncement having the effect of law of the United States of America, any foreign country or any domestic or foreign state, county, city or other political subdivision of any Governmental Authority.

          Section 1.47 Leased Real Property.

                    “Leased Real Property” shall have the meaning given in Section 6.9(d) hereof.

          Section 1.48 Liens.

                    “Liens” shall mean all liens, charges, pledges, mortgages, security interests and transfer restrictions, or other encumbrances.

          Section 1.49 Material Adverse Effect.

                    “Material Adverse Effect” shall mean any effect or change that is (or would reasonably be expected to be) materially adverse to the business, assets, condition (financial or otherwise), operating results or operations of the Company and its Subsidiaries, taken as a whole, or to the ability of the Company to consummate timely the transactions contemplated hereby, excluding any adverse change, event, development, or effect arising from or relating to: (i) general business or economic conditions; (ii) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States; (iii) financial, banking, or securities markets; (iv) changes in GAAP or SAP; (v) changes in Laws or other binding directives issued by any Governmental Authority; (vi) the life and health insurance industry; (vii) the taking of any action contemplated by this Agreement and the other agreements contemplated hereby; (viii) the announcement or pendency of the transactions contemplated by this Agreement (including any action or inaction by the Company’s or its Subsidiaries’ employees, brokers, agents, producers, customers or vendors); (ix) any actions taken, or inaction or failure to act, by the Company at the request or direction, following the date of this Agreement, of Parent or Merger Subsidiary; (x) any decrease of the financial strength ratings or ratings outlook for Kanawha as of the date hereof by any of the Ratings Agencies and the consequences of any such ratings or outlook decrease, provided, however, that excepted from this clause (x) shall be any events or circumstances that shall have caused any such ratings or outlook decrease and any consequences of such events or circumstances (other than any such ratings or outlook decrease); and (xi) those matters disclosed in Section 6.7 of the Company Disclosure Letter, other than to the extent that any adverse change, event, development, or effect referred to in each of clauses (i) through (vi) has had or would reasonably be expected to have a disproportionately adverse effect on the Company and its Subsidiaries, taken as a whole, as generally compared to other participants in the industries in which Company and its Subsidiaries conduct business.

          Section 1.50 Material Contract

                    “Material Contract” shall have the meaning given in Section 6.17(a) hereof.

          Section 1.51 Merger.

                    “Merger” shall mean the merger of Merger Subsidiary with and into the Company, to be effective at the Effective Time.

          Section 1.52 Merger Consideration.

                    “Merger Consideration” shall have the meaning given in Section 3.2(a) hereof.

          Section 1.53 Merger Subsidiary.

                    “Merger Subsidiary” shall mean Hum VM, Inc., a Virginia corporation and wholly-owned subsidiary of Parent.

          Section 1.54 NYSE.

                    “NYSE” shall mean the New York Stock Exchange, Inc.

          Section 1.55 Parent.

                    “Parent” shall mean Humana Inc., a Delaware corporation.

          Section 1.56 Parent’s Representatives.

                    “Parent’s Representatives” shall have the meaning given in Section 7.1(e) hereof.

          Section 1.57 Paying Agent.

                    “Paying Agent” shall mean American Stock Transfer and Trust Company or other Person mutually agreed to by the Parties.

          Section 1.58 Payment Fund.

                    “Payment Fund” shall have the meaning given in Section 4.1 hereof.

          Section 1.59 Permits.

                    “Permits” shall mean permits, licenses and governmental authorizations, certifications, registrations and approvals (excluding Environmental Permits).

          Section 1.60 Permitted Investments.

                    “Permitted Investments” shall have the meaning given in Section 4.1 hereof.

          Section 1.61 Person.

                    “Person” shall mean an individual, corporation, partnership, limited liability company, association, trust or unincorporated organization, a Governmental Authority or any other entity or organization.

          Section 1.62 Producer.

                    “Producer” shall have the meaning given in Section 6.23 hereof.

          Section 1.63 Proxy Statement.

                    “Proxy Statement” shall mean the proxy statement of the Company distributed to the shareholders of the Company in connection with the Special Meeting.

          Section 1.64 Ratings Agencies.

                    “Ratings Agencies” shall mean A.M. Best Company and Standard & Poor’s Ratings Group.

          Section 1.65 Required Company Vote.

                    “Required Company Vote” shall have the meaning given in Section 8.1(a) hereof.

          Section 1.66 Restraints.

                    “Restraints” shall have the meaning given in Section 8.1(b) hereof.

          Section 1.67 SAP.

                    “SAP” shall mean the statutory accounting practices prescribed or permitted by the South Carolina Department of Insurance.

          Section 1.68 Sarbanes-Oxley Act.

                    “Sarbanes-Oxley Act” shall have the meaning given in Section 6.6(b) hereof.

          Section 1.69 SEC.

                    “SEC” shall mean the United States Securities and Exchange Commission.

          Section 1.70 Securities Act.

                    “Securities Act” shall mean the Securities Act of 1933, as amended, and all rules and regulations promulgated thereunder.

          Section 1.71 Shares.

                    “Shares” shall mean shares of Company Common Stock.

          Section 1.72 Special Meeting.

                    “Special Meeting” shall have the meaning given in Section 7.2(a) hereof.

          Section 1.73 Stock Plans.

                    “Stock Plans” shall mean, collectively, the stock option and stock compensation plans of the Company, including those stock option and stock compensation plans set forth in Section 1.73 of the Company Disclosure Letter.

          Section 1.74 Subsidiary; Subsidiaries.

                    “Subsidiary” of any Person shall mean, on any date, any Person (i) the accounts of which would be consolidated with and into those of the applicable Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date or (ii) of which securities or other ownership interests representing more than fifty percent of the equity interests or more than fifty percent of the ordinary voting power or, in the case of a partnership, more than fifty percent of the general partnership interests or more than fifty percent of the profits or losses of which are, as of such date, owned, controlled or held by the applicable Person or one or more subsidiaries of such Person (collectively, “Subsidiaries”).

          Section 1.75 Superior Proposal.

                    “Superior Proposal” shall have the meaning given in Section 7.4(c) hereof.

          Section 1.76 Surviving Corporation.

                    “Surviving Corporation” shall have the meaning given in Section 2.1 hereof.

          Section 1.77 Taxes.

                    “Taxes” shall mean any and all taxes, levies, imposts, duties, assessments, charges and withholdings imposed or required to be collected by or paid over to any federal, state, local or foreign Governmental Authority or any political subdivision thereof, including any interest, penalties, fines, assessments or additions to tax imposed in respect of the foregoing, or in respect of any failure to comply with any requirement regarding Tax Returns.

          Section 1.78 Tax Returns.

                    “Tax Returns” shall mean any report, return, information statement, payee statement or other information required to be provided to any federal, state, local or foreign Governmental Authority, or otherwise retained, with respect to Taxes or the Company Benefit Plans.

          Section 1.79 Termination Date.

                    “Termination Date” shall have the meaning given in Section 9.1(b) hereof.

          Section 1.80 Transacted.

                    “Transacted” shall have the meaning given in Section 6.23 hereof.

          Section 1.81 VSCA.

                    “VSCA” shall mean the Virginia Stock Corporation Act, as amended.

          Section 1.82 VSCC.

                    “VSCC” shall mean the State Corporation Commission of the Commonwealth of Virginia.

          Section 1.83 Other Definitional Provisions.

                    (a) The words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Whenever the words “include,” “includes,” or

“including” (or any variation thereof) are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

                    (b) The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa. All references to “dollars” or “$” mean United States dollars. The term “foreign” shall mean non-United States.

ARTICLE II
THE MERGER

          Section 2.1 The Merger.

                    Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the VSCA, Merger Subsidiary shall be merged with and into the Company at the Effective Time. At the Effective Time, the separate corporate existence of Merger Subsidiary shall cease, and the Company shall continue as the surviving corporation and a direct wholly-owned subsidiary of Parent (Merger Subsidiary and the Company are sometimes hereinafter referred to as “Constituent Corporations” and, as the context requires, the Company is sometimes hereinafter referred to as the “Surviving Corporation”) and shall continue under the name “KMG America Corporation.”

          Section 2.2 Closing.

                    (a) Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 9.1 hereof, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m., local time, on the third Business Day following the date (the “Closing Condition Satisfaction Date”) of the satisfaction or waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time) (the “Closing Date”), at the offices of Hunton & Williams LLP, 951 East Byrd Street, Richmond, Virginia 23219, unless another date, time or place is agreed to in writing by the Parties.

                    (b) The Parent may, by giving written notice to the Company at least two (2) Business Days prior to the Closing Date, delay the Closing to a date no later than the last Business Day of the month in which the Closing Condition Satisfaction Date occurs (a “Delayed Closing”); provided, however, that if Parent elects that the Closing shall be a Delayed Closing, then, notwithstanding anything to the contrary in this Agreement but subject to Section 8.4, the conditions to Closing set forth in Section 8.2 (a) and Section 8.2(c) shall be deemed to have been satisfied or (to the extent permitted by applicable Law) waived by Parent on and as of the Delayed Closing. In the event that Parent causes a Delayed Closing as contemplated by this Section 2.2(b), all references in this Agreement to the Closing shall be deemed to be references to the Delayed Closing and the Closing Date shall be deemed to occur on the date on which the Delayed Closing occurs.

          Section 2.3 Effective Time of the Merger.

                    Subject to the provisions of this Agreement, the Parties hereto shall cause the Merger to be consummated by filing properly executed articles of merger (the “Articles of

Merger”) with the VSCC, a form of which is attached hereto as Annex III. Unless otherwise agreed to by the Parties, the Merger shall become effective at 12:00:01 a.m. on the first day immediately following the Closing and after such time as a certificate of merger is issued by the VSCC, or at such later date or time as Merger Subsidiary and the Company shall agree and as specified in the Articles of Merger (the “Effective Time”). At no time after the Closing but prior to the Effective Time shall any Party have the authority to abandon the Merger.

          Section 2.4 Effects of the Merger.

                    (a) The Merger shall have the effects set forth herein and in the applicable provisions of the VSCA.

                    (b) The directors and the officers of Merger Subsidiary immediately prior to the Effective Time shall, from and after the Effective Time, be the initial directors and officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified, or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s Articles of Incorporation and Bylaws.

                    (c) The Articles of Incorporation of the Company immediately prior to the Effective Time shall be amended by virtue of the Merger to read in its entirety as set forth in Annex I attached hereto, until thereafter duly amended in accordance with the terms thereof and the VSCA.

                    (d) The Bylaws of the Company immediately prior to the Effective Time shall be amended by virtue of the Merger to read in their entirety as set forth in Annex II attached hereto, until thereafter duly amended in accordance with the terms thereof, the Articles of Incorporation of the Company and the VSCA.

          Section 2.5 Adjustments.

                    Subject to Section 7.1 hereof, if, during the period between the date of this Agreement and the Effective Time, any change in the number of outstanding Shares of Company Common Stock shall occur by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of Shares, or stock dividend thereon with a record date during such period (or the occurrence of any similar events), the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to provide to the holders of Company Common Stock and Company Stock Options the same economic effect as contemplated by this Agreement prior to such reclassification, recapitalization, split, combination, exchange, readjustment or dividend.

ARTICLE III
EFFECT OF THE MERGER ON THE CAPITAL STOCK OF
THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

          Section 3.1 Effect on Capital Stock.

                    At the Effective Time, by virtue of the Merger and without any action on the part of Merger Subsidiary, the Company or the holder of any Shares or the holder of any capital stock of Merger Subsidiary:

                    (a) Capital Stock of Merger Subsidiary. Each share of capital stock of Merger Subsidiary issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation following the Merger, and such shares shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

                    (b) Cancellation of Certain Shares. Each Share of Company Common Stock and all other shares of capital stock of the Company that are owned, directly or indirectly, by the Company or any wholly-owned Subsidiary of the Company (except for Shares owned on behalf of third parties), and each Share of Company Common Stock and all other shares of capital stock of the Company that are owned, directly or indirectly, by Parent, Merger Subsidiary or any other wholly-owned Subsidiary of Parent (except for Shares owned on behalf of third parties), shall automatically be canceled and retired and shall cease to exist and no cash or other consideration shall be delivered or deliverable in exchange therefor.

          Section 3.2 Conversion of Outstanding Shares.

                    At the Effective Time, by virtue of the Merger and without any action on the part of Merger Subsidiary, the Company or the holders of any of the Shares or the holder of any capital stock of Merger Subsidiary:

                    (a) Subject to the other provisions of this Section 3.2, each Share of Company Common Stock (including the unvested restricted shares that shall vest as of the Effective Time pursuant to Section 3.4 below) issued and outstanding immediately prior to the Effective Time (excluding Shares cancelled pursuant to Section 3.1(b)) will be converted into the right to receive $6.20 per share in cash, payable to the holder thereof, without any interest thereon (“the Merger Consideration”), upon surrender and exchange of the Certificates.

                    (b) All Shares of Company Common Stock, when converted as provided in Section 3.2(a), no longer shall be outstanding and shall automatically be canceled and retired and shall cease to exist, and each Certificate previously evidencing such Shares shall thereafter represent only the right to receive the Merger Consideration. The holders of Certificates previously evidencing Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to Company Common Stock except as otherwise provided herein or by Law and, upon the surrender of Certificates in accordance with the provisions of Article IV, such Certificates shall represent only the right to receive an amount equal to the product of (i) the number of Shares represented by such Certificate and (ii) the Merger Consideration to be paid in consideration therefor, without any interest thereon.

          Section 3.3 Stock Transfer Books.

                    At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Shares of Company Common Stock (or any other shares of capital stock of the Company) thereafter on the records of the Company. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent, such Certificates shall be canceled and (subject to applicable abandoned property, escheat and similar Laws) exchanged for an amount equal to the product of (i) the number of Shares represented by such Certificate and (ii) the Merger Consideration, without any interest thereon, as provided in Article IV hereof.

          Section 3.4 Company Restricted Shares.

                    As soon as practicable following the date of this Agreement, the Company Board or its compensation committee shall adopt such resolutions or take such other actions (if any) as may be required to provide that each restricted stock award that is outstanding immediately prior to the Effective Time shall be vested and transferable immediately prior to the Effective Time.

          Section 3.5 Company Stock Options and Related Matters.

                    As soon as practicable following the date of this Agreement, the Company Board or its compensation committee shall adopt such resolutions or take such other actions, if any, as may be required to provide that each option that represents the right to acquire Shares granted under a Stock Plan (each, a “Company Stock Option”) (i) shall be exercisable, in whole or in part, on a date that is at least 14 days prior to the Closing Date and thereafter until the Closing Date and (ii) if not exercised prior to the Effective Time, shall be canceled and terminated effective at the Effective Time. The holder of each Company Stock Option that is canceled and terminated in accordance with the preceding sentence shall be entitled to receive an amount in cash equal to the excess, if any, of (i) the Merger Consideration over (ii) the per share exercise price of such Company Stock Option, multiplied by the number of Shares subject to such Company Stock Option as of the Effective Time. Company Stock Options with an exercise price equal to or greater than the Merger Consideration will be canceled without any consideration. Parent shall cause the Surviving Corporation to pay all amounts payable pursuant to this Section 3.5 as soon as possible, but in any event not later than two business days following the Effective Time. Such payments shall be subject to all applicable Taxes, which shall be collected in accordance with any withholding requirements.

ARTICLE IV
PAYMENT FOR SHARES

          Section 4.1 Paying Agent.

                    Prior to the Effective Time, Parent shall deposit or shall cause to be deposited with the Paying Agent in a separate fund established for the benefit of the holders of Shares of Company Common Stock, for payment in accordance with this Article IV, through the Paying

Agent (the “Payment Fund”), immediately available funds in amounts necessary to make the payments pursuant to Section 3.2(a) and this Article IV to holders of Shares (other than Shares canceled pursuant to Section 3.1(b)). The Paying Agent shall, pursuant to irrevocable instructions, make the payments provided for in Section 4.2 out of the Payment Fund. The Paying Agent shall invest portions of the Payment Fund as Parent directs in obligations of or guaranteed by the United States of America, in commercial paper obligations at the highest interest rate available and receiving the highest investment grade rating from both Moody’s Investors Services, Inc. and Standard & Poor’s Corporation, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $100,000,000 (collectively, “Permitted Investments”); provided, however, that the maturities of Permitted Investments shall be such as to permit the Paying Agent to make prompt payment to former holders of Shares entitled thereto as contemplated by this Article IV. All earnings on Permitted Investments shall be paid to Parent. If for any reason (including losses) the Payment Fund is inadequate to pay the amounts to which holders of Shares of Company Common Stock shall be entitled under this Article IV, Parent shall promptly restore such amount of the inadequacy to the Payment Fund, and in any event shall be liable for payment thereof. The Payment Fund shall not be used for any purpose except as expressly provided in this Agreement.

          Section 4.2 Payment Procedures.

                    As soon as reasonably practicable after the Effective Time, Parent shall instruct the Paying Agent to mail to each holder of record (other than holders of Shares cancelled pursuant to Section 3.1(b)) of a Certificate or Certificates which, immediately prior to the Effective Time, evidenced outstanding Shares of Company Common Stock (the “Certificates”), (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent, and which shall be in such form and have such other customary provisions as Parent reasonably may specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of an amount equal to the product of (x) the number of Shares represented by such Certificate and (y) the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent together with such letter of transmittal, duly completed and validly executed in accordance with the instructions (and such other customary documents as may be reasonably required by the Paying Agent), the holder of such Certificate shall be entitled to receive in respect thereof cash in an amount equal to the product of (x) the number of Shares represented by such Certificate and (y) the Merger Consideration, and the Certificate so surrendered shall forthwith be canceled. No interest shall be paid or accrued on the Merger Consideration payable upon the surrender of any Certificate. If payment is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer or other taxes required by reason of the payment to a Person other than the registered holder of the surrendered Certificate or shall have established to the satisfaction of the Surviving Corporation that such Tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 4.2, after the Effective Time each Certificate (other than Certificates representing Shares canceled pursuant to Section 3.1(b)) shall represent for all purposes only the right to receive an amount equal to the product of (i) the number of

Shares represented by such Certificate and (ii) the Merger Consideration, without any interest thereon.

          Section 4.3 Termination of Payment Fund; Interest.

                    Any portion of the Payment Fund which remains undistributed to the holders of Company Common Stock for one year after the Effective Time shall be delivered to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws), upon demand, and any holders of Company Common Stock who have not theretofore complied with this Article IV and the instructions set forth in the letter of transmittal mailed to such holder after the Effective Time shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) for payment of the Merger Consideration to which they are entitled. All interest accrued in respect of the Payment Fund shall inure to the benefit of and be paid to the Surviving Corporation.

          Section 4.4 No Liability.

                    Neither Parent nor the Surviving Corporation shall be liable to any holder of Shares of the Company Common Stock for any cash from the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Laws.

          Section 4.5 Withholding Rights.

                    Parent, the Surviving Corporation or the Paying Agent, as appropriate, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Certificates such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld, (i) such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Certificates in respect of which such deduction and withholding was made and (ii) Parent, the Surviving Corporation or the Paying Agent, as appropriate, shall provide to the holders of such Certificates written notice of the amounts so deducted or withheld.

          Section 4.6 Lost, Stolen or Destroyed Certificates.

                    In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will pay in exchange for such lost, stolen, or destroyed Certificate an amount equal to the product of (i) the number of Shares represented by such Certificate and (ii) the Merger Consideration, without any interest thereon pursuant to this Article IV.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBSIDIARY

                    Parent and Merger Subsidiary, jointly and severally, represent and warrant to the Company as follows:

          Section 5.1 Organization; Authority.

                    Each of Parent and Merger Subsidiary is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. Merger Subsidiary was formed solely for the purpose of engaging in the transactions contemplated hereby and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby. Parent has the requisite power and authority to carry on its business as currently conducted.

          Section 5.2 Authority Relative to this Agreement.

                    The execution, delivery and performance of this Agreement and of all of the other documents and instruments required hereby by Parent and Merger Subsidiary are within the corporate power of Parent and Merger Subsidiary. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the respective Boards of Directors of Parent and Merger Subsidiary, and by Parent as the sole shareholder of Merger Subsidiary, and no other corporate or shareholder proceedings on the part of Parent or Merger Subsidiary are necessary to authorize this Agreement or to consummate the transactions contemplated herein. This Agreement has been, and all of the other documents and instruments required hereby have been or will be, duly and validly executed and delivered by Parent or Merger Subsidiary and (assuming the due authorization, execution and delivery hereof and thereof by the Company) this Agreement constitutes, and all of the other documents and instruments required hereby constitute or will constitute, valid and binding agreements of Parent and Merger Subsidiary, enforceable against them in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar Laws relating to or affecting creditors generally, by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

          Section 5.3 Consents and Approvals; No Violations.

                    Except for (i) approval of the South Carolina Department of Insurance and any applicable notice, filing or approval requirements of the Laws or insurance regulatory authorities of any other jurisdictions in which Kanawha is licensed to transact insurance business, (ii) any applicable requirements of the Securities Act, the Exchange Act, the HSR Act and any applicable filings under state securities, “Blue Sky” or takeover Laws and (iii) the filing of the Articles of Merger as required by the VSCA, no material filing or registration with, and no material Permit, authorization, consent or approval of, any Governmental Authority is necessary or required in connection with the execution and delivery of this Agreement by Parent or Merger Subsidiary or for the consummation by Parent or Merger Subsidiary of the transactions contemplated by this Agreement. Assuming that all filings, registrations, Permits, authorizations, consents and approvals contemplated by the immediately preceding sentence have been duly made or obtained, neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby by Parent and Merger Subsidiary will (x) conflict with or result in any breach of any provision of the Articles or Certificate of Incorporation or Bylaws of Parent or Merger Subsidiary, (y) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, acceleration or material modification) under, or otherwise result in any diminution of any of the rights of Parent or Merger Subsidiary with respect to any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, Contract or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which it or any of them or any of their properties or assets may be bound, or (z) violate (with or without due notice or lapse of time or both) any Law or any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or any of its Subsidiaries or any of their properties or assets except, in the case of subsections (y) and (z) above, for violations, breaches or defaults that will not prevent or materially delay the consummation of the transactions contemplated hereby.

          Section 5.4 Litigation.

                    There is no action, suit, proceeding or, to the knowledge of Parent, investigation pending or, to the knowledge of Parent, threatened against or relating to Parent or Merger Subsidiary at Law or in equity, or before any Governmental Authority, that seeks restraint, prohibition, material damages or other extraordinary relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

          Section 5.5 Information Supplied.

                    None of the information relating to Parent and its Affiliates supplied in writing by Parent specifically for inclusion in the Proxy Statement and any amendment or supplement thereto will, at the time the Proxy Statement and any amendment or supplement thereto is mailed to Company shareholders and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          Section 5.6 Financial Capability.

                    Parent has sufficient available cash, marketable securities and borrowing capacity under its committed credit facilities that are permitted to be used for the Merger to consummate the transactions contemplated hereby.

          Section 5.7 Fees and Expenses of Brokers and Others.

                    Neither Parent nor any of its Affiliates: (i) has had any dealings, negotiations or communications with any broker or other intermediary in connection with the transactions contemplated by this Agreement; (ii) is committed to any liability for any brokers’ or finders’ fees or any similar fees in connection with the transactions contemplated by this Agreement; or (iii) has retained any broker or other intermediary to act on its behalf in connection with the transactions contemplated by this Agreement, except in each case that Parent has engaged Credit Suisse Securities (USA) LLC (“Credit Suisse”) to represent it in connection with such transactions and shall pay all of Credit Suisse’s fees and expenses in connection with such engagement.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          Except as: (i) set forth in the Company Disclosure Letter (with specific reference to the Section or Subsection of this Agreement to which the information stated in such disclosure relates; provided that any fact or condition disclosed in any section of such disclosure letter in such a way as to make its relevance to a representation or representations elsewhere in this Agreement or information called for by another section of such disclosure letter reasonably apparent shall be deemed to be an exception to such representation or representations to be disclosed on such other section of such disclosure letter notwithstanding the omission of a reference or cross reference thereto); or (ii) disclosed in the Company SEC Reports filed on or prior to the date hereof (excluding any disclosures set forth in any risk factor section and in any section relating to forward looking statements, in each case, to the extent that they are cautionary, predictive or forward-looking in nature); provided that, in no event shall any disclosure in any Company SEC Reports qualify or limit the representations and warranties of the Company set forth in Section 6.1, Section 6.2, Section 6.3 or Section 6.4 of this Agreement or in the corresponding sections of the Company Disclosure Letter; the Company represents and warrants to Parent and Merger Subsidiary as follows:

          Section 6.1 Organization and Authority of the Company.

                    The Company is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. The Company has full corporate power to carry on its business as it is now being conducted and to own, operate and hold under lease its assets and properties as, and in the places where, such properties and assets now are owned, operated or held, except where the failure to have such power has not had, or would not reasonably be expected to have, a Material Adverse Effect. The Company is duly qualified as a foreign entity to do business, and is in good standing, in each jurisdiction in which it conducts business where the failure to be so qualified has had, or would reasonably be expected to have, a Material Adverse Effect. The Company has made available to Parent prior to the date hereof (i) complete and correct copies of the Articles of Incorporation and Bylaws of the Company and (ii) the minutes (or, in the case of draft minutes, the most recent drafts thereof) of all meetings of the Company’s shareholders, the Company Board and each committee of the Company Board held since December 12, 2004 (or such earlier date as may have been requested by Parent), through the date hereof (except, in each case, minutes related to the transactions contemplated by this Agreement or other alternative strategic transactions considered).

          Section 6.2 Subsidiaries.

                    (a) Section 6.2(a) of the Company Disclosure Letter sets forth a true and complete list of all the Subsidiaries of the Company. Except as set forth in Section 6.2(a) of the Company Disclosure Letter, the Company owns directly or indirectly all of the outstanding shares of capital stock or other equity interest of each of the Company’s Subsidiaries. Except for marketable securities owned in the ordinary course of business and except as set forth in Section 6.2(a) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries owns, directly or indirectly, any capital stock, equity or other ownership interest in any other Person.

                    (b) Each of the Company’s Subsidiaries is a corporation, limited liability company or business trust duly incorporated or organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization. Each of the Company’s Subsidiaries has full corporate or other entity power to carry on its business as it is now being conducted and to own, operate and hold under lease its assets and properties as, and in the places where, such properties and assets now are owned, operated or held, except where the failure to have such power has not had, and would not reasonably be expected to have, a Material Adverse Effect. Each such Subsidiary is duly qualified as a foreign entity to do business, and is in good standing, in each jurisdiction in which it conducts business where the failure to be so qualified has had, or would reasonably be expected to have, a Material Adverse Effect. The copies of the organizational documents of each such Subsidiary, in each case as amended to date and made available to Parent’s and Merger Subsidiary’s counsel, are true and complete copies thereof, and no amendments thereto are pending. None of the Company’s Subsidiaries is in default in any material respect in the performance, observation or fulfillment of its obligations under its respective organizational documents. The Company has made available to Parent prior to the date hereof (i) complete and correct copies of a certificate of incorporation and bylaws, or similar formation and governing documents, of each of its Subsidiaries and (ii) the minutes (or, in the case of draft minutes, the most recent drafts thereof) of all meetings of its Subsidiaries’ stockholders, boards of directors and each committee of such boards of Directors held since December 12, 2004, through the date hereof (except, in each case, minutes related to the transactions contemplated by this Agreement or other alternative strategic transactions considered).

          Section 6.3 Capitalization.

                    (a) The Company’s authorized equity capitalization consists of 75,000,000 Shares of Company Common Stock, par value $0.01 per share, and 25,000,000 shares of Company preferred stock, no par value per share. As of the close of business on September 6, 2007, 22,216,319 Shares of Company Common Stock and no shares of Company preferred stock were issued and outstanding. Such Shares of Company Common Stock constituted all of the issued and outstanding shares of capital stock of the Company as of such date. All issued and outstanding Shares of Company Common Stock have been duly authorized and validly issued and are fully paid and nonassessable, are not subject to and have not been issued in violation of any preemptive rights and have not been issued in violation of any federal or state securities Laws. Except as set forth in Section 6.3(a) of the Company Disclosure Letter, the Company has not declared or paid any dividend on, or declared or made any distribution with respect to, or authorized or effected any split-up or any other recapitalization of, any of the Shares of Company Common Stock, or directly or indirectly redeemed, purchased or otherwise acquired any of its outstanding capital stock or agreed to take any such action and will not take any such action during the period between the date of this Agreement and the Effective Time. All outstanding Shares of Company Common Stock are duly listed for trading on the NYSE.

                    (b) All of the outstanding shares of capital stock of the Company’s Subsidiaries are validly issued, fully paid and nonassessable. Except as disclosed in Section 6.3(b) of the Company Disclosure Letter, all of the outstanding shares of capital stock, partnership, membership or equity interests of the Company’s Subsidiaries are owned by the Company, directly or indirectly, free and clear of all Liens. Except as set forth in Section 6.3(b)

of the Company Disclosure Letter, there are no outstanding securities, options, warrants, calls, subscriptions, rights or Contracts to which the Company or any of its Subsidiaries is a party or by which any of them is bound, granting to any third party the right to purchase or acquire any capital stock of or any partnership, membership or equity interests in the Company or any of its Subsidiaries, and there are no put rights or Contracts pursuant to which any of the Company or any of its Subsidiaries is bound to repurchase any shares of its capital stock or partnership, membership or equity interests.

                    (c) Section 6.3(c) of the Company Disclosure Letter contains a true, accurate and complete list of the number of outstanding Company Stock Options, the grant date of each such Company Stock Option, the number of Shares of Company Common Stock that holders of such Company Stock Options are currently entitled to receive upon the exercise of the Company Stock Options, the corresponding exercise price as of the date hereof, the vesting schedule, and the expiration date of such Company Stock Option. Section 6.3(c) of the Company Disclosure Letter contains a true, accurate and complete list of the number of outstanding restricted Shares of Company Stock, the grant date of each such restricted Share, and the vesting schedule for such restricted Shares. Except for the Company Stock Options and restricted Shares set forth in such Section 6.3(c) of the Company Disclosure Letter, there are no outstanding: (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in the Company or any of its Subsidiaries; (ii) options, restricted stock, warrants, deferred compensation arrangements, rights or other agreements or commitments to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue or transfer, any capital stock, voting securities or other ownership interests (or securities convertible into or exchangeable for capital stock or voting securities or other ownership interests) in the Company or any of its Subsidiaries; (iii) obligations of the Company or any of its Subsidiaries to grant, extend or enter into any subscription, warrant, deferred compensation arrangement, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities or other ownership interests in the Company or any of its Subsidiaries; or (iv) obligations of the Company or any of its Subsidiaries to make any payment based on the market price or value of any securities of the Company or any of its Subsidiaries. Except as set forth in Section 6.3(c) of the Company Disclosure Letter, there are no (i) outstanding obligations of the Company or any of its Subsidiaries to purchase, redeem or otherwise acquire any outstanding securities of the Company or any of its Subsidiaries or (ii) voting trusts, voting agreements or other agreements or understandings with respect to the voting of capital stock of the Company or any of its Subsidiaries to which the Company or any of its Subsidiaries or, to the Knowledge of the Company, any third Person is a party. None of the Company or any of its Subsidiaries has any obligation or commitment to provide financing to or make any debt or equity investment in any entity other than wholly-owned Subsidiaries of the Company.

          Section 6.4 Authority Relative to this Agreement.

                    The execution, delivery and performance of this Agreement and of all of the other documents and instruments required hereby by the Company are within the corporate power of the Company. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Company Board and no other corporate or shareholder proceedings on the part of the Company are necessary to authorize this

Agreement or to consummate the transactions contemplated herein (other than, with respect to the Merger, the Required Company Vote). This Agreement has been, and all of the other documents and instruments required hereby have been or will be, duly and validly executed and delivered by the Company and (assuming the due authorization, execution and delivery hereof and thereof by Parent and/or Merger Subsidiary) this Agreement constitutes, and all of the other documents and instruments required hereby constitute or will constitute, valid and binding agreements of the Company, enforceable against the Company in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar Laws relating to or affecting creditors generally, by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

          Section 6.5 Consents and Approvals; No Violations.

                    Except for (i) approval of the South Carolina Department of Insurance and any applicable notice, filing or approval requirements of the Laws or insurance regulatory authorities of any other jurisdictions in which Kanawha is licensed to transact insurance business, (ii) any applicable requirements of the Securities Act, the Exchange Act, the HSR Act and any applicable filings under state securities, insurance, “Blue Sky” or takeover Laws, (iii) the filing of the Articles of Merger as required by the VSCA, and (iv) those required filings, registrations, consents and approvals listed in Section 6.5 of the Company Disclosure Letter, no material filing or registration with, and no material Permit, authorization, consent or approval of, any Governmental Authority or any other Person is necessary or required in connection with the execution and delivery of this Agreement by the Company or for the consummation by the Company of the transactions contemplated by this Agreement. Assuming that all filings, registrations, Permits, authorizations, consents and approvals contemplated by the immediately preceding sentence have been duly made or obtained, neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby by the Company will (x) conflict with or result in any breach of any provision of the articles or certificates of incorporation, bylaws, trust, partnership or joint venture agreements or other organizational documents of the Company or any of its Subsidiaries, (y) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, acceleration or material modification) under, or otherwise result in any diminution of any of the rights of the Company or any of its Subsidiaries with respect to, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, Contract or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (z) violate (with or without due notice or lapse of time or both) any Law or any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its Subsidiaries or any of their properties or assets except, in the case of subsections (y) or (z) above, for violations, breaches or defaults that would not, and would not reasonably be expected to, have a Material Adverse Effect.

          Section 6.6 SEC Reports.

                    (a) The Company SEC Reports complied, as of their respective dates of filing, in all material respects with all applicable requirements of the Securities Act and the Exchange

Act. As of their respective dates, none of the Company SEC Reports, including any financial statements or schedules included therein, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading in light of the circumstances under which they were made. Each of the balance sheets (including the related notes and schedules) included in the Company SEC Reports fairly presented in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof, and each of the statements of operations and cash flow (including the related notes and schedules) included in the Company SEC Reports fairly presented in all material respects the consolidated results of operations and cash flows of the Company and its Subsidiaries for the respective fiscal periods or as of the respective dates set forth therein, in each case, in accordance with GAAP applied on a consistent basis during the periods presented, except as otherwise noted therein, and subject to normal year-end and audit adjustments in the case of any unaudited interim financial statements. Each of the financial statements (including the related notes and schedules) included in the Company SEC Reports (i) complied as to form with the applicable accounting requirements and rules and regulations of the SEC and (ii) was prepared in accordance with GAAP applied on a consistent basis during the periods presented, except as otherwise noted therein, and subject to normal year end and audit adjustments in the case of any unaudited interim financial statements. Except for the Company, none of the Company or its Subsidiaries is required to file any forms, reports or other documents with the SEC, the NYSE or any other foreign or domestic securities exchange or Governmental Authority with jurisdiction over securities Laws. Since December 12, 2004, the Company has filed, in all material respects, all reports, registration statements and other filings required to be filed by it with the SEC. To the Knowledge of the Company, since December 12, 2004, the Company’s directors, officers and shareholders, have filed, in all material respects, all reports, registration statements and other filings regarding the Company that are required to be filed by them with the SEC.

                    (b) The Chief Financial Officer and Chief Executive Officer of the Company have made all certifications required by the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley Act”), the Exchange Act and any related rules and regulations promulgated by the SEC with respect to the Company SEC Reports, and the statements contained in such certifications were complete and correct in all material respects at the time they were made. The Company has designed and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) or 15d-15(e) under the Exchange Act) to ensure that information required to be disclosed in the Company SEC Reports is recorded, processed and reported, within the time periods specified in the SEC’s rules and forms, and such disclosure controls and procedures include controls and procedures designed to ensure that such information is accumulated and communicated to the Company’s management, including the Company’s Chief Executive Officer and Chief Financial Officer, as appropriate to allow timely decisions regarding required disclosure. The Company has designed and maintains internal control over financial reporting (as such term is defined in Rule 13a-15(f) or Rule 15d-15(f) under the Exchange Act) to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company has disclosed, based on its most recent evaluation of such disclosure controls and procedures prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company Board (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

                    (c) The financial statements included in the Company SEC Reports fairly reflect (in accordance with GAAP) in all material respects amounts required to be shown as an expense in connection with the grant and/or amendment of any Company Stock Option, and the disclosure of the Company Stock Options in the Company SEC Reports complied, as of their respective dates of filing, in all material respects with all applicable requirements of the Securities Act and the Exchange Act.

                    (d) The Company is in compliance in all material respects, with all current listing and corporate governance requirements of the NYSE.

          Section 6.7 Absence of Certain Changes or Events.

                    Except as disclosed in the Company SEC Reports, the Kanawha SAP Statements or set forth in Section 6.7 of the Company Disclosure Letter and except for changes or effects resulting from this Agreement, the transactions contemplated hereby or the announcement thereof, since the date of the balance sheet referred to in Section 6.16 hereof, the Company and each of its Subsidiaries has conducted its business in the ordinary course consistent with past practice and has not:

                    (a) had any event, circumstance or development that, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect;

                    (b) materially increased the compensation payable by it (or for which it or any of its Subsidiaries may have any liability) to any executive officer;

                    (c) instituted, settled or agreed to settle, any material litigation, action, or proceeding before any Governmental Authority;

                    (d) had any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Company or any of its Subsidiaries which is not covered by insurance;

                    (e) except for distributions by a Company Subsidiary to the Company or another Company Subsidiary in accordance with Laws, declared or paid any dividend or made any distribution on its capital stock or redeemed or purchased any shares of its capital stock;

                    (f) reclassified, combined, split, subdivided or redeemed or otherwise repurchased any of its capital stock (including its Company Common Stock), or created, authorized, issued, sold, delivered, pledged or encumbered any of its capital stock (including its Company Common Stock), whether authorized but unissued or held in treasury, or other securities convertible into or exchangeable for its capital stock (including its Company Common Stock), or granted or otherwise issued any options, warrants or other rights with respect thereto;

                    (g) acquired or agreed to acquire by merging or consolidating with, or by purchasing any portion of the capital stock, equity interests or assets of, or by any other manner, any business or any corporation, partnership, limited liability company, association or other business organization or division thereof (other than purchases of marketable securities in the ordinary course of business consistent with past practice);

                    (h) made any material change to any accounting principle, method or practice, including any actuarial practices or methodologies, or any material change to any methods of reporting income, deductions or other items for Tax purposes, except, in each case, for such changes required by changes in SEC guidelines, GAAP or SAP; or

                    (i) materially amended any of the Company Benefit Plans.

          Section 6.8 Litigation.

                    Except as set forth in Section 6.8 of the Company Disclosure Letter, there is no action, suit, proceeding or, to the Knowledge of the Company, investigation pending or, to the Knowledge of the Company, threatened through written contact by counsel to the plaintiff or claimant against the Company or any of its Subsidiaries at Law or in equity or before any Governmental Authority that, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect or that seeks restraint, prohibition, material damages or other extraordinary relief in connection with this Agreement or the consummation of the transactions contemplated hereby. There are no unsatisfied judgments or outstanding orders, injunctions, decrees, stipulations or awards by any Governmental Authority against the Company or any of its Subsidiaries that are material.

          Section 6.9 Title to and Sufficiency of Assets; Liens; Leases.

                    (a) Except as set forth in Section 6.9(a) of the Company Disclosure Letter, each of the Company and its Subsidiaries has good, valid and marketable title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its real property and its tangible properties and assets, except where the failure to have such good, valid and marketable title, individually or in the aggregate, has not had, or would not reasonably be expected to have, a Material Adverse Effect; in each case subject to no Liens, except for: (i) Liens reflected in the consolidated balance sheet of the Company as of June 30, 2007; (ii) Liens consisting of zoning or planning restrictions, easements, Permits and other restrictions or limitations on the use of real property or irregularities in title thereto or matters that would be disclosed by an accurate survey of the real property, in each case, which do not materially detract from the value of, or materially impair the use of, such property by the Company or any of its Subsidiaries in the operation of their respective businesses; (iii) Liens for current Taxes, assessments or governmental charges or levies on property not yet due or which are being contested in good faith and (iv) Liens on tangible properties and assets which have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each of the Company and its Subsidiaries is in compliance with the terms of all leases of tangible properties to which it is a party and under which it is in occupancy, and all such leases are in full force and effect and (ii) each of the Company and its Subsidiaries enjoys peaceful and undisturbed possession under all such leases.

                    (b) All tangible assets owned or used by the Company and its Subsidiaries in the operation of their respective businesses (including all assets held by the Company and its Subsidiaries under leases and licenses), taken as a whole, are in good operating condition and repair for assets of like type and age, subject to ordinary wear and tear, and are adequate for the conduct of such businesses as currently conducted, except as have not had, or would not reasonably be expected to have, a Material Adverse Effect.

                    (c) Section 6.9(c) of the Company Disclosure Letter sets forth the address or other description of each parcel of real property owned by the Company or any of its Subsidiaries (“Owned Real Property”). Neither the Company nor any of its Subsidiaries has collaterally assigned or granted any security interest in such Owned Real Property, except as reflected in the Section 6.9(a) of the Company Disclosure Letter.

                    (d) Each material lease (a “Real Property Lease”) of real property used by the Company or its Subsidiaries in the conduct their business as currently conducted is listed in Section 6.9(d) of the Company Disclosure Letter (“Leased Real Property”). Except those items that, individually or in the aggregate, have had, or would reasonably be expected to have, a Material Adverse Effect:

                              (i) the Company or a Subsidiary of the Company, as applicable, has a valid and enforceable leasehold interest to the leasehold estate in the Leased Real Property granted to the Company or such Subsidiary, as applicable, pursuant to each pertinent Real Property Lease, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity;

                              (ii) each Real Property Lease relating to a Leased Real Property has been duly authorized and executed by the Company or such Subsidiary, as applicable;

                              (iii) to the Knowledge of the Company, neither the Company nor such Subsidiary is in default in any material respect under any Real Property Lease relating to a Leased Real Property, nor, to the Knowledge of the Company, has any event occurred which, with notice or the passage of time, or both, would give rise to such a default in any material respect by the Company or such Subsidiary, as applicable;

                              (iv) to the Knowledge of the Company, no other party to any Real Property Lease relating to a Leased Real Property is in default in any material respect under any such lease; and

                              (v) neither the Company nor any of its Subsidiaries has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in any Real Property Lease relating to a Leased Real Property.

                    (e) To the Knowledge of the Company, no material assessment for public improvement, which is due and remaining unpaid, has been made against any Owned Real

Property or Leased Real Property, and there are no currently proposed or pending material assessments for public improvements against the Owned Real Property or Leased Real Property to which the Company or any of its Subsidiaries will be responsible. Since January 1, 2007, there has been no condemnation or eminent domain proceeding filed, or to the Knowledge of the Company, threatened, which has had, or would reasonably be expected to have, an adverse effect on a material portion of, or the Company or any Subsidiary’s use of a material portion of, the Owned Real Property or Leased Real Property.

          Section 6.10 Labor Matters.

                    (a) Section 6.10(a) of the Company Disclosure Letter sets forth a true and complete list, as of the date hereof, of the following information with regard to every employee currently employed by the Company and its Subsidiaries (the “Current Employees”): (i) name; (ii) job title; (iii) date of commencement of employment or engagement; (iv) current compensation paid or payable and any change in compensation since January 1, 2007; (v) sick and vacation leave that is accrued but unused; and (vi) service credited for purposes of vesting and eligibility to participate under any Company Plan.

                    (b) Neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, and has not experienced any strike, slowdown, work stoppage, lockout or other collective bargaining dispute. To the Knowledge of Company, no application or petition for an election of or for certification of a collective bargaining agent relating to the Company or any of its Subsidiaries is pending.

                    (c) Except as set forth in Section 6.10(c) of the Company Disclosure Letter and except for such items that, individually or in the aggregate, have not had, or would not reasonably be expected to have, a Material Adverse Effect:

                              (i) Each of the Company and its Subsidiaries are in compliance with all Laws relating to employment, employment practices, equal employment opportunity, immigration, collective bargaining, payment of social security and similar Taxes, and wages and hours;

                              (ii) There is no unfair labor practice charge or complaint against the Company or its Subsidiaries pending before the National Labor Relations Board or similar Governmental Authority in the State of South Carolina or any other jurisdiction where the Company or its Subsidiaries is engaged in business, and no such charge or complaint has been made against the Company or its Subsidiaries with a Governmental Authority since December 21, 2004;

                              (iii) There has been no charge of discrimination filed against the Company or its Subsidiaries with the Equal Employment Opportunity Commission or similar Governmental Authority since December 21, 2004, in the State of South Carolina or any other jurisdiction where Company or its Subsidiaries are engaged in business; and

                              (iv) Neither the Company nor any of its Subsidiaries has a Contract or relationship with any Person who it characterizes as an independent contractor, but who should, under applicable Law, be treated as an employee.

                    (d) Except as set forth in Section 6.10(d) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to any written employment, independent contractor agreement, consulting agreement, advisory or service agreement, retention agreement, transaction bonus agreement, deferred compensation agreement, bonus agreement, change-of-control contract (including all Contracts which require a payment to any Person upon the consummation of the Merger or any other transaction contemplated by this Agreement), or severance Contract, in each case except for such Contracts as may be terminated by the Company or any of its Subsidiaries without premium or penalty on notice of thirty (30) days or less under which the only monetary obligation of the Company or any of its Subsidiaries is to make current and customary wage or salary payments and provide current and customary employee benefits. Since December 21, 2004, and except as set forth in Section 6.10(d) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has made any loans or advance (other than travel advances in the ordinary course of its business) to any officer or director of the Company or any of its Subsidiaries.

          Section 6.11 Employee Benefit Plans.

                    (a) For purposes of this Section, the term “Company Benefit Plans” shall mean all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus or other incentive plans, and all other employee programs, payroll practices, arrangements or agreements, whether arrived at through collective bargaining or otherwise, all medical, vision, dental and other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including any “employee benefit plan,” as that term is defined in Section 3(3) of ERISA, and any “nonqualified deferred compensation plan,” as that term is defined in Section 409A of the Code, adopted, maintained by, sponsored in whole or in part by, or contributed to by any of the Company or its Subsidiaries or ERISA Affiliates thereof for the benefit of employees, service providers, consultants, retirees, dependents, spouses, directors or other beneficiaries and under which employees, service providers, retirees, dependents, spouses, directors or other beneficiaries are eligible to participate. Section 6.11(a) of the Company Disclosure Letter sets forth a true and complete list of each Company Benefit Plan, other than immaterial Company Benefit Plans. Any of the Company Benefit Plans which is an “employee pension benefit plan,” as that term is defined in Section 3(2) of ERISA, is referred to herein as a “Company Pension Plan.” Section 6.11(a) of the Company Disclosure Letter also sets forth a true and complete list of each ERISA Affiliate. Except as set forth in Section 6.11(a) of the Company Disclosure Letter, there has been no announcement or commitment by the Company, its Subsidiaries or any ERISA Affiliate to create any new plan, program or arrangement that would constitute a Company Benefit Plan hereunder or to amend any Company Benefit Plan, except for technical amendments required by applicable law which do not materially increase the cost of such Company Benefit Plan. Except for the vesting of outstanding shares of restricted Company Common Stock, neither the execution of this Agreement, nor the consummation of any transaction contemplated thereby, will accelerate, increase or vest any material benefits otherwise payable under any material Company Benefit Plan.

                    (b) No Company Benefit Plan is a multiemployer plan within the meaning of Section 3(37) of ERISA and neither the Company, any of its Subsidiaries nor any ERISA Affiliate has any obligation to any multiemployer plan within the meaning of Section 3(37) of

ERISA. There exist no facts or circumstances which could subject the Company, any of its Subsidiaries, or any ERISA Affiliate thereof to withdrawal liability within the meaning of Section 4201 of ERISA or to contingent withdrawal liability under Section 4204 of ERISA. Neither the Company, any of its Subsidiaries, nor any ERISA Affiliate ever has been a party to a transaction within the meaning of Section 4212(c) of ERISA.

                    (c) Each Company Benefit Plan has been maintained, operated and administered in compliance with its terms and all applicable laws, including ERISA and the Code, with such exceptions that have not had, and would not reasonably be expected to have, a Material Adverse Effect.

                    (d) Except as set forth in Section 6.11(d) of the Company Disclosure Letter, with respect to each Company Benefit Plan, the Company has made available to Parent true and complete copies of: (i) all plan documents, amendments, agreements, trust instruments, insurance contracts, and other funding arrangements; (ii) any summary plan descriptions to the extent applicable; (iii) the three most recent annual reports (Form 5500 series) filed with the IRS with respect to such Company Benefit Plan; (iv) the most recent determination or opinion letter, if any, issued by the IRS with respect to any Company Benefit Plan and any pending request for such a determination letter; and (v) the past three years financial statements, reports, audits and nondiscrimination testing results relating to such Company Benefit Plans.

                    (e) Each Company Pension Plan intended to be qualified under Section 401(a) of the Code is so qualified and all related trusts are exempt from taxation under Section 501(a) of the Code and is the subject of a favorable IRS determination letter. All Company Pension Plans have been amended, as appropriate, so as to extend any applicable remedial amendment period under Revenue Procedure 2005-66, except those amendments which have not had, and would not be reasonably expected to have, a Material Adverse Effect. There are no facts or circumstances that may adversely affect the qualification of any Company Pension Plan, with such exceptions as have not had, and would not reasonably be expected to have, a Material Adverse Effect. No Company Pension Plan is an “employee stock ownership plan” (as defined in Section 4975(e)(7) of the Code). No portion of any account balance or assets in any Company Pension Plan is invested in employer securities.

                    (f) No Company Benefit Plan provides for post-retirement medical benefit obligations (other than continued coverage required under Section 4980B of the Code and Sections 601, et. seq. of ERISA, or similar state law, the cost of which is borne by the participant or other beneficiary). Neither the Company, any or its Subsidiaries, nor any ERISA Affiliate ever has sponsored, maintained or had any obligation to contribute to a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA or to a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code.

                    (g) Except as set forth on Section 6.11(g) of the Company Disclosure Letter, neither the Company, any of its Subsidiaries, nor any ERISA Affiliate has ever maintained or contributed to any employee pension benefit plan subject to Title IV of ERISA or Section 412 of the Code. Except as set forth in Section 6.11(g) of the Company Disclosure Letter, no Company Pension Plan which is a defined benefit pension plan has any “unfunded current liability,” as that term is defined in Section 302(d)(8)(A) of ERISA, and the present fair market value of the assets of any such Company Pension Plan exceeds the Company Pension Plan’s “benefit liabilities,” as that term is defined in Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the Company Pension Plan terminated in accordance with all applicable legal requirements. There has been no “reportable event” (as defined in Section 4043(b) of ERISA with respect to any Company Pension Plan, and this transaction shall not cause such a “reportable event.” With respect to any Company Pension Plan subject to Title IV of ERISA or Section 412 of the Code, the funding method for such Company Pension Plan complies in all material respects with ERISA and the Code and there exists no accumulated funding deficiency. No event has occurred nor circumstances exist that may result in any accumulated funding deficiency with respect to any Company Pension Plan as of the last day of the current plan year. Neither the Company, its Subsidiaries, nor any ERISA Affiliate is liable for any material contributions or material excise taxes due and unpaid with respect to any Company Pension Plan subject to Title IV of ERISA or Section 412 of the Code. With respect to any Company Pension Plan, there is no material liability to the Pension Benefit Guaranty Corporation or to any Company Pension Plan trustee under Title IV of ERISA, and there are no facts or circumstances which exist or may arise which could give rise to such liability for the Company or its Subsidiaries. Neither the Company, any Subsidiary, nor any ERISA Affiliate ever has incurred any liability which could subject Parent or the Company or its Subsidiaries to material liability under Section 4062, 4063, or 4064 of ERISA. Neither the Company, any of its Subsidiaries nor any ERISA Affiliate has engaged in any material transaction within the meaning of Section 4069 of ERISA.

                    (h) There is no pending or threatened claim, litigation, administrative action, lien or proceeding relating to any Company Benefit Plan, except for routine claims for benefits, for which the Company, its Subsidiaries, or any ERISA Affiliate could have any direct, indirect or contingent liability, with such exceptions that have not had, and would not reasonably be expected to have, a Material Adverse Effect. No Company Benefit Plan is under audit or review by the IRS, Department of Labor, Pension Benefit Guaranty Corporation, or other Governmental Authority, except such audits that have not had, and would not reasonably be expected to have, a Material Adverse Effect. There has been no act or omission with respect to any Company Benefit Plan that could result in the imposition of excise or other taxes or in the imposition of penalties, except such excise or other taxes or penalties that have not had, and would not reasonably be expected to have, a Material Adverse Effect. No asset of any Company Benefit Plan is subject to tax as unrelated business taxable income.

                    (i) All material Company Benefit Plans that are nonqualified deferred compensation plans (within the meaning of Section 409A of the Code) have been administered in good-faith compliance with Section 409A of the Code and applicable guidance.

                    (j) Except as set forth in Section 6.11(j) of the Company Disclosure Letter, no payment that is owed or may become due to any director, officer, employee, agent or service provider of the Company, any of its Subsidiaries, or any ERISA Affiliate will be non-deductible or subject to tax under Sections 280G, 409A or 4999 of the Code, nor shall Company, any of its Subsidiaries, or any ERISA Affiliate be required to “gross-up” or otherwise compensate any such person because of the imposition of any tax on a payment or a benefit to or for such person.

          Section 6.12 Tax Matters.

                    Except as set forth in Section 6.12(a) of the Company Disclosure Letter and except as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

                    (a) Each of the Company and its Subsidiaries has prepared in good faith and duly and timely filed all Tax Returns required to be filed by it with respect to Taxes, taking into account any extension of time to file granted to or obtained on behalf of the Company or its Subsidiaries, and all such filed Tax Returns are complete and accurate in all material respects;

                    (b) Each of the Company and its Subsidiaries (i) have paid all Taxes that are shown as due and payable on such filed Tax Returns or that the Company or any of its Subsidiaries are obligated to pay without the filing of a Tax Return, and (ii) have paid all other assessments received to date in respect of Taxes other than those being contested in good faith for which adequate provisions have been made in accordance with GAAP on the most recent balance sheet included in the Company’s Quarterly Report on Form 10-Q;

                    (c) Neither the IRS nor any other Governmental Authority is asserting by written notice to the Company or its Subsidiaries, or, to the Knowledge of the Company, threatening to assert against, the Company or its Subsidiaries, any deficiency or claim for any amount of additional Taxes;

                    (d) To the Knowledge of the Company, no federal, state, local or foreign audits or other administrative proceedings or court proceedings are pending with regard to any Taxes or Tax Returns of the Company or its Subsidiaries and neither the Company nor its Subsidiaries has received a written notice of any actual or threatened audits or proceedings;

                    (e) Each of the Company and its Subsidiaries has withheld and paid over all Taxes with respect to periods (or portions thereof) ending on or prior to the date hereof that are required by applicable Law to have been withheld and paid over (including any estimated Taxes);

                    (f) Each of the Company and its Subsidiaries has complied in all material respects with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor, or other Person;

                    (g) No deferred inter-company gain will be recognized by either the Company or any of its Subsidiaries as a result of the consummation of the transactions contemplated in this Agreement;

                    (h) Neither the Company nor its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return other than the consolidated group of which the Company or Kanawha is or was the common parent or (ii) has any liability for the Taxes of any Person other than the Company and its Subsidiaries under Treas. Reg. §1.1502-6 (or any similar provision of state, local, or foreign law);

                    (i) Neither the Company nor its Subsidiaries is a party to any income Tax sharing or income Tax indemnification agreement with any Person other than the Company and its Subsidiaries;

                    (j) The Company has not entered into any “listed transaction” within the meaning of Treas. Reg. §1.6011-4(b); and

                    (k) Neither the Company nor any of its Subsidiaries has waived any applicable statute of limitations with respect to any material federal or state income or franchise Taxes and has not otherwise agreed to any extension of time with respect to any material federal or state income or franchise tax assessment or deficiency.

          Section 6.13 Environmental Matters.

                    (a) Except as set forth in Section 6.13(a) of the Company Disclosure Letter, the Company is, and at all times has been, in compliance with applicable Environmental Laws relating to the conduct of its business, except where the failure to be in compliance, individually or in the aggregate, has not had, or would not reasonably be expected to have, a Material Adverse Effect. Except as set forth in Section 6.13(a) of the Company Disclosure Letter, and except as would not otherwise, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect, the Company has not received any actual or proposed order, notice or other written demand that remains unresolved from (i) any governmental body or third party or (ii) the current or prior owner or operator of any property, of any actual or potential violation or failure to comply with any Environmental Law, or of the presence or release of Hazardous Materials onto or from: (A) any property or assets in which the Company has or had an interest; or (B) any property at which the Company disposed of Hazardous Materials for which the Company would reasonably be expected to be a potentially responsible party under applicable Environmental Laws.

                    (b) Except as set forth in Section 6.13(b) of the Company Disclosure Letter, or as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect, there are no pending or, to the Knowledge of the Company, threatened environmental claims, Liens, or other restrictions of any nature, resulting from any liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any property and assets in which the Company has or had an interest.

                    (c) The Company has obtained and has listed in Section 6.13(c) of the Company Disclosure Letter all permits required for the conduct of its business under applicable Environmental Laws (collectively, the “Environmental Permits”), and all such Environmental Permits are in good standing and the Company is in compliance with all terms and conditions of the Environmental Permits, except where the failure to obtain or be in compliance with such Environmental Permits would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

          Section 6.14 Compliance with Law.

                    Except as would not, and would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, the Company and its Subsidiaries are in

compliance with all applicable Laws and all orders, decrees, writs, and injunctions of Governmental Authorities, and neither the conduct of the respective businesses, nor the respective operations or uses of the respective assets, of the Company and its Subsidiaries violates or conflicts with, and has not violated or conflicted with, any Law or any order, decree, writ or injunction of any Governmental Authority. Each of the Company and its Subsidiaries holds, to the extent legally required, all Permits that are required for the operation of the respective businesses of the Company and its Subsidiaries as now conducted, except where the failure to hold such Permit would not, and would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. This Section 6.14 does not relate to matters with respect to Taxes, Environmental Laws, Company Pension Plans or Company Benefit Plans, which are the subject of Section 6.12, Section 6.13, Section 6.11, respectively.

          Section 6.15 Fees and Expenses of Brokers and Others.

                    None of the Company or its Subsidiaries: (i) has had any dealings, negotiations or communications with any broker or other intermediary in connection with the transactions contemplated by this Agreement; (ii) is committed to any liability for any brokers’ or finders’ fees or any similar fees in connection with the transactions contemplated by this Agreement; or (iii) has retained any broker or other intermediary to act on its behalf in connection with the transactions contemplated by this Agreement, except in each case that the Company has engaged Keefe to represent it in connection with such transactions, and shall pay all of Keefe’s fees and expenses in connection with such engagement.

          Section 6.16 Absence of Undisclosed Liabilities.

                    None of the Company or its Subsidiaries has, as of the date hereof, any liabilities or obligations of any kind, whether absolute, accrued, asserted or unasserted, contingent or otherwise, that would be required to be disclosed on a consolidated balance sheet of the Company prepared as of such date, in accordance with GAAP, except liabilities, obligations or contingencies that were (i) reflected on or accrued or reserved against in the consolidated balance sheet of the Company as of June 30, 2007, included in the Company SEC Reports or reflected in the notes thereto, respectively, (ii) incurred after the date of such balance sheet in the ordinary course of business and consistent with past practices and which, individually or in the aggregate, have not had, or would not reasonably be expected to have, a Material Adverse Effect, (iii) incurred in connection with this Agreement or the transactions contemplated hereby or (iv) disclosed in Section 6.16 of the Company Disclosure Letter.

          Section 6.17 Material Contracts.

                    (a) Except as disclosed in the Company SEC Reports filed or furnished with the SEC since January 1, 2007, and prior to the date of this Agreement and except for this Agreement, Section 6.17(a) of the Company Disclosure Letter contains a complete and accurate list of each Material Contract as of the date hereof. For purposes of this Agreement, the term “Material Contract” means any Contract to which the Company or any Subsidiary is a party or bound as of the date hereof and which:

                              (i) is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Exchange Act);

                              (ii) involves or is expected to involve payment or other obligations aggregating more than $250,000 over the life of such Contract or more than $100,000 in any year, and which cannot be cancelled by the Company or any of its Subsidiaries in 90 or fewer days notice without premium or penalty, excluding Contracts and real property leases entered into by the Company in the ordinary course of business consistent with past practice;

                              (iii) is an employment, severance or consulting Contract with any director, officer or employee of the Company requiring an annual payment of compensation in excess of $100,000 for each Person, or relating to termination, retention, severance or change of control incentives or bonus payments (other than standard employee manuals and the like);

                              (iv) limits or restricts the right or ability of the Company or any Subsidiary of the Company, or Parent or any Subsidiary of Parent following the Effective Time, from competing with any Person or entering into or engaging in any market or line of business or in any geographical area, or from soliciting members or customers in any line of business or in any geographical area;

                              (v) is an agreement relating to the incurrence, assumption, surety or guarantee of any indebtedness of $100,000 or more (excluding any agreement to guarantee lease payments);

                              (vi) is an agreement under which the Company or any of its Subsidiaries has made advances or loans to any other Person in excess of $100,000 (which shall not include advances made to an employee of the Company or any of its Subsidiaries in the ordinary course of business);

                              (vii) is a Contract that requires the payment by or to the Company or any of its Subsidiaries of a royalty, “finders’ fee,” brokerage commission, override or similar commission or fee of more than $100,000 per year, excluding Contracts entered into by the Company in the ordinary course of business consistent with past practice;

                              (viii) relates to the borrowing of money or to the mortgaging or pledging of, or otherwise placing a lien or security interest on, on any assets or properties of the Company or any Subsidiary (excluding equipment leases involving aggregate annual payment of less than $100,000 per lease or $250,000 in the aggregate);

                              (ix) any Contract (or group of related Contracts) with employer groups, self-insured, insurance carriers, managed care plans, or other customers or suppliers of the Company or any of its Subsidiaries, including Contracts for insurance products, reinsurance products or stop loss protection, or for insurance product administration, claims handling, eligibility administration, support services or other products or services, which requires aggregate payments to or from the Company or any of its Subsidiaries in excess of $500,000 per annum;

                              (x) any Contract between the Company or any of its Subsidiaries with health care service providers who received payments from the Company (whether by capitation, claims payments or other forms of payments) in excess of $500,000 during calendar year 2006; or

                              (xi) would prohibit or delay the consummation of any of the transactions contemplated by this Agreement.

                    (b) Each Material Contract to which any of the Company or its Subsidiaries is a party or by which any of them is bound is in full force and effect and constitutes the valid and binding obligation of the Company or such Subsidiary, as the case may be, and, to the Knowledge of the Company, constitutes the valid and binding obligation of the other parties thereto. The Company has made available to Parent true and complete copies of all written Material Contracts. Except as disclosed in Section 6.17(b) of the Company Disclosure Letter, there are no existing breaches or defaults by any of the Company or its Subsidiaries or, to the Knowledge of the Company, any other party to a Material Contract under any Material Contract the effect of which, individually or in the aggregate, has had, or would reasonably be expected to have or constitute a Material Adverse Effect and, to the Knowledge of the Company, no event has occurred which, with the passage of time or the giving of notice or both, could reasonably be expected to constitute such a breach or default. Neither the Company nor any of its Subsidiaries is currently paying liquidated damages in lieu of performance under any Material Contract, except for performance guarantee payments made in the ordinary course of business, none of which, individually or in the aggregate, are material to the Company or any of its Subsidiaries, and except as would not, and would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

          Section 6.18 Company Intellectual Property.

                    Except as set forth in Section 6.18 of the Company Disclosure Letter and except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

                    (a) To the Knowledge of the Company, the Company through itself or its Subsidiaries owns or possesses valid and enforceable licenses to use, all patents, trademarks, trade names, service marks, copyrights together with any registrations and applications therefor, Internet domain names, know-how, computer software programs or applications including all object and source codes and tangible or intangible proprietary information or material that are used to conduct the business of the Company and any of its Subsidiaries as currently conducted (the “Company Intellectual Property”).

                    (b) Section 6.18(b) of the Company Disclosure Letter includes a complete and accurate list of all material granted and issued patents, registered trademarks, registered service marks and trade names, registered domain names and registered copyrights, and all applications for the same, included in the Company Intellectual Property owned by the Company and its Subsidiaries, indicating as to each item as applicable: (i) the jurisdictions in which the item is issued or registered or in which any application for issuance or registration has been filed; (ii) the respective issuance, registration, or application number of the item; and (iii) the dates of application, issuance or registration of the item.

                    (c) Section 6.18(c) of the Company Disclosure Letter also includes a complete and accurate list of all material licenses or other agreements (i) by which the Company or any of its Subsidiaries is authorized to use any third party’s intellectual property that is currently used in the conduct of the Company’s or its Subsidiaries’ business (excluding off-the-shelf computer programs), and (ii) by which the Company or any of its Subsidiaries licenses or otherwise authorizes a third party to use any Company Intellectual Property owned by Company or its Subsidiaries. With respect to all material intellectual property licensed from third parties, to the Knowledge of the Company, the right to use such intellectual property is free and clear of all material Liens, and subject only to the restrictions and limitations set forth in the applicable written license agreements.

                    (d) Except as may reasonably be determined from the information provided in Section 6.18(b) of the Company Disclosure Letter, there are no actions that must be taken within 120 days of the Closing, including payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates for the purposes of maintaining, perfecting or preserving or renewing any Company Intellectual Property described in Section 6.18(b) of the Company Disclosure Letter.

                    (e) Except as set forth in Section 6.18(e) of the Company Disclosure Letter, the Company has not received any written notice of any conflict with or violation or infringement of or any claims of conflict with, any rights of any other person with respect to the Company Intellectual Property owned by the Company, nor, to the Knowledge of the Company, does any third party have any valid grounds for any bona fide claims against the use by the Company or any of its Subsidiaries of any Company Intellectual Property owned by the Company. All granted and issued patents, all registered trademarks, registered service marks and registered copyrights described in Section 6.18(b) of the Company Disclosure Letter are valid, enforceable and subsisting. To the Knowledge of the Company, there has not been and there is not any unauthorized use, infringement or misappropriation by any third Person of any of the Company Intellectual Property owned by the Company.

                    (f) Company and its Subsidiaries have used commercially reasonable efforts to safeguard and maintain the secrecy and confidentiality of the trade secrets used in the operation of the Company. To the Knowledge of the Company, there has not been, and there is not, any unauthorized or misappropriation of any such trade secrets.

          Section 6.19 Proxy Statement.

                    The Proxy Statement will comply as to form in all material respects with the Exchange Act, and shall not, when filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no agreement or representation hereby is made or shall be made by the Company with respect to information supplied by Parent or Merger Subsidiary in writing expressly for inclusion in the Proxy Statement.

          Section 6.20 State Takeover Statutes.

                    The Company Board has approved the Merger and this Agreement and such approval is sufficient to render inapplicable to the Merger, this Agreement and the other transactions contemplated hereby the provisions of Article 14 of the VSCA. The Company has taken all actions necessary to cause Article 14.1 of the VSCA to be inapplicable to the Company. Except for Articles 14 and 14.1 of the VSCA (which have been rendered inapplicable), to the Knowledge of the Company, no other takeover statute or similar statute or regulation of any state is applicable to the Merger, this Agreement and the other transactions contemplated hereby.

          Section 6.21 Insurance Reports.

                    (a) Kanawha has filed all annual and quarterly statements, together with all exhibits, interrogatories, notes, schedules and any actuarial opinions, affirmations or certifications or other supporting documents in connection therewith, required to be filed with or submitted to South Carolina Department of Insurance (the only jurisdiction in which it is domiciled or commercially domiciled) on forms prescribed or permitted by the South Carolina Department of Insurance (collectively, the “Kanawha SAP Statements”), except for such failures to file that, individually or in the aggregate, would not, and would not reasonably be expected to, have a Material Adverse Effect. The Company has delivered or made available to Parent, to the extent permitted by applicable Laws, copies of all annual Kanawha SAP Statements for the period beginning January 1, 2005 and through the date hereof and the quarterly Kanawha SAP Statements for the quarterly period ended June 30, 2007, each in the form (including exhibits, annexes and any amendments thereto) filed with the South Carolina Department of Insurance and true and complete copies of all financial examination reports of insurance departments and any insurance regulatory authorities received by Kanawha on or after January 1, 2006 and through the date hereof relating to Kanawha. Financial statements included in the Kanawha SAP Statements were prepared in conformity with SAP consistently applied throughout the periods indicated above, except as may be reflected therein or in the notes thereto, and present fairly in all material respects the statutory financial position of Kanawha as at the respective dates thereof and the results of operations of Kanawha for the respective periods then ended. The Kanawha SAP Statements complied in all material respects with all applicable Laws when filed, and no material deficiency has been asserted in writing by any Governmental Authority with respect to any Kanawha SAP Statements which has not been cured. The annual statutory balance sheets and income statements included in the Kanawha SAP Statements have been audited by Kanawha’s independent auditors, and Kanawha has delivered or made available to Parent true and complete copies of all audit opinions related thereto for periods beginning on or after January 1, 2005.

                    (b) The policy reserves of Kanawha, recorded in the Kanawha SAP Statements, as of their respective dates since January 1, 2005: (A) have been computed in all material respects in accordance with generally accepted actuarial standards consistently applied as in effect on their respective dates; (B) have been based on actuarial assumptions that are consistent in all material respects with applicable contract provisions; (C) have met the requirements of applicable Law in all material respects; and (D) were computed on the basis of actuarial assumptions and actuarial methods consistent in all material respects with those used to compute the corresponding items in the Kanawha SAP Statements; provided, however, that it is acknowledged and agreed that the Company is not making any representation or warranty as to the adequacy or sufficiency of such reserves.

                    (c) As of June 30, 2007, Kanawha’s BCAR (as such term is defined in the next sentence) was 130% or more. For the purposes of this Agreement, “Kanawha’s BCAR” shall mean Kanawha’s A.M. Best Capital Adequacy Ratio, calculated (i) as prescribed in A.M. Best’s publication “Understanding BCAR for Life and Health Insurers”, dated February 9, 2004, adjusted for subsequently published revisions, (ii) including in Kanawha’s capital (A) the Company’s equity and debt capital (including indebtedness for borrowed money under the Company’s $15,000,000 revolving credit facility with Wachovia Bank, N.A.) and (B) the trust preferred securities issued by KMG Capital Statutory Trust I, and (iii) excluding any expenses or severance costs arising from or relating to the transactions contemplated in this Agreement incurred by the Company or its Subsidiaries.

          Section 6.22 Licenses; Insurance Business.

                    (a) Except as set forth in Section 6.22(a) of the Company Disclosure Letter and except as would not, and would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, none of the material Permits shall be terminated, modified, revoked, suspended or restricted, or give rise to a right of termination, modification, revocation, suspension or restriction as a result of the consummation of the transactions contemplated hereby.

                    (b) All policies, binders, slips, certificates, guaranteed insurance contracts, annuity contracts and participation agreements and other agreements of insurance, whether individual or group, in effect as of the date hereof (including all applications, supplements, endorsements, riders and ancillary documents issued in connection therewith) that are issued by Kanawha (collectively, the “Kanawha Insurance Contracts”), to the extent required under applicable Laws, on forms and at rates approved by the insurance regulatory authority of the jurisdiction where issued or, to the extent required by applicable Laws, have been filed with and not objected to by such Governmental Authority within the period provided for objection, except as, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect.

                    (c) The Kanawha Insurance Contracts comply with the insurance statutes, regulations and rules applicable thereto and, as to premium rates established by Kanawha that are required to be filed with or approved by insurance regulatory authorities, the rates have been so filed or approved, the premiums charged conform thereto and such premiums comply with the insurance Laws applicable thereto, except where the failure to so comply or conform, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect.

                    (d) Kanawha has marketed, sold and issued insurance products in compliance with all applicable Laws and all applicable orders and directives of insurance regulatory authorities in the respective jurisdictions in which such products have been sold, including compliance with all applicable Laws relating to (i) the disclosure of policy information, (ii) insurance product projections, (iii) the underwriting, marketing, sale and issuance of, or refusal to sell, any insurance product to insureds or potential insureds of any race, color, creed or national origin and (iv) “replacement” or anti-churning restrictions, except where the failure to be in compliance or so market, sell or issue within such standards, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect.

          Section 6.23 Producer Sales and Marketing.

                    From and after January 1, 2005, except as set forth in Section 6.23 of the Company Disclosure Letter: (i) each employee of the Company and its Subsidiaries, agent, manager, intermediary, broker, broker-dealer, third-party administrator, independent marketing organization (affiliated and unaffiliated), producer, financial institution, registered representative, consultant, advisor, call center personnel, or distributor of the Company or its Subsidiaries required to be licensed as a Producer in any state (each, a “Producer”) who marketed, sold, serviced, managed, advised or administered with holders of the products issued by the Company and its Subsidiaries (“Transacted”), at the time such Producer Transacted business for the Company or the relevant Subsidiary, was duly appointed by the Company or the relevant Subsidiary to act as a Producer and, to the Knowledge of the Company, was duly licensed or registered as a Producer, in each case, in the particular jurisdiction in which such Producer, placed, serviced, managed, advised or administered such business; (ii) there have been no violations by Producers of any Law in connection with the marketing or sale of products issued by the Company and its Subsidiaries; (iii) all compensation paid to each such Producer was paid in accordance with applicable Law; and (iv) all training and instruction manuals pertaining to the sale of the products by the Company and its Subsidiaries provided to each such Producer by the Company and its Subsidiaries were in compliance with all applicable Laws, except for, in the case of Clauses (i), (ii), (iii), or (iv), such failures to appoint or failures to be licensed (in the case of clause (i)), violations (in the case of clause (ii)), and failures to comply with applicable Law (in the cases of clauses (iii) and (iv)) that, individually or in the aggregate, would not, and would not reasonably be expected to, have a Material Adverse Effect and provided that the representations in clauses (i), (ii), (iii) and (iv) are made to the actual Knowledge of the Company, without any investigation or inquiry, with respect to any Producer that is an independent contractor of the Company and its Subsidiaries. To the Knowledge of the Company, no material Producer that is an independent contractor of the Company and its Subsidiaries has given notice to the Company or any of its Subsidiaries of such material Producers insolvency or of its intention to file a petition in bankruptcy, and no such material Producer has given notice to the Company or any of its Subsidiaries regarding its intention to terminate, cancel or not renew its Contract with the Company or any of its Subsidiaries, as applicable.

          Section 6.24 Reinsurance.

                    With respect to any ceded reinsurance or coinsurance agreement of Kanawha which either is in force or has outstanding reinsurance recoverables (“Kanawha Reinsurance Agreements”), except as would not, and would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, the Company has appropriately taken credit for outstanding reinsurance recoverables under the Kanawha Reinsurance Agreements in any (i) Kanawha SAP Statements and (ii) Company SEC Reports. All Kanawha Reinsurance

Agreements are valid and in full force and effect, except to the extent they have previously expired in accordance with their terms or the failure to be valid and in full force and effect, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect. Neither Kanawha nor, to the Knowledge of the Company, any other party to a Kanawha Reinsurance Agreement is in default as to any provision thereof, and, to the Knowledge of the Company, no condition exists that, with or without notice or lapse of time or both, would constitute a default thereunder, except for any such default or condition as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

          Section 6.25 Voting Requirements; Board Approval; Appraisal Rights.

                    (a) The affirmative vote of the holders of more than two-thirds of the outstanding Shares of Company Common Stock (voting as one class, with each Share having one vote) entitled to be cast approving this Agreement is the only vote of the holders of any class or series of the Company’s capital stock necessary to approve this Agreement, and the transactions contemplated hereby.

                    (b) The Company Board has, as of the date of this Agreement, (i) determined that the Merger is in the best interests of the Company and its shareholders, (ii) approved this Agreement and the transactions contemplated hereby and (iii) subject to applicable Law and the fiduciary duties of the Company Board applicable from time to time, resolved to recommend that the holders of Company Common Stock vote to approve this Agreement.

                    (c) No holder of Company Common Stock will have appraisal rights under Section 13.1-730 of the VSCA as a result of, or in connection with the Merger.

          Section 6.26 Opinion of Financial Advisor.

                    The Company has received the opinion of Keefe that, as of the date of this Agreement, the Merger Consideration to be received by the holders of Company Common Stock pursuant to the terms of the Merger is fair, from a financial point of view, to such holders, and a copy of such opinion has been, or promptly upon receipt thereof will be, delivered to Parent; it being understood and acknowledged by Parent that such opinion has been rendered for the benefit of the Company Board, and is not intended to, and may not, be relied upon by Parent, its Affiliates or their respective stockholders.

ARTICLE VII
COVENANTS

          Section 7.1 Conduct of the Business of the Company.

                    (a) Except as set forth in Section 7.1(a) of the Company Disclosure Letter, or as otherwise expressly provided in this Agreement, during the period from the date of this Agreement until the earlier of the termination of this Agreement or the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, conduct their respective operations according to their ordinary and usual course of business and consistent with past practice, and to use their respective commercially reasonable efforts to preserve intact their respective business organizations, to keep available the services of their officers and employees and to maintain satisfactory relationships with brokers, agents, producers, Governmental Authorities, suppliers, contractors, distributors, customers and others having material business relationships with them. Further, the Company shall at all times from and after the date hereof use commercially reasonable efforts to (i) comply in all material respects with all listing and corporate governance requirements of the NYSE, and (ii) remain in material compliance from the date hereof until immediately after the Effective Time, with all rules, regulations and requirements of the Sarbanes-Oxley Act and the SEC. Without limiting the generality of any of the foregoing, and except as otherwise expressly provided in this Agreement, prior to the Effective Time, neither the Company nor any of the Company’s Subsidiaries will, without the prior written consent of Parent:

                              (i) amend its articles or certificate of incorporation, bylaws, trust, partnership or joint venture agreements or other organizational documents (except to the extent required to comply with applicable Law or its obligations hereunder);

                              (ii) authorize for issuance or issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities or interests, except (A) as required by the terms of any Company Benefit Plan existing on the date hereof, or any options, warrants, rights or other securities outstanding as of the date hereof and disclosed pursuant to this Agreement or (B) any such issuance by a direct or indirect wholly-owned Subsidiary of the Company to such Subsidiary’s parent or another direct or indirect wholly-owned Subsidiary of the Company;

                              (iii) combine or reclassify any shares of its capital stock or declare, set aside or pay any dividend or other distribution or redemption (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or redeem or otherwise acquire any of its securities or any securities of their respective Subsidiaries, except for: (i) dividends and distributions by a direct or indirect wholly-owned Subsidiary of the Company to its parent; (ii) effecting a restructuring whereby Kanawha HealthCare Solutions becomes a direct subsidiary of the Company; and (iii) dividends and distributions required pursuant to the declaration of trust and indenture in effect on the date hereof relating to the trust preferred securities issued by one of the Company’s Subsidiaries;

                              (iv) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, stock options or debt securities (except pursuant to any stock-for-stock exercise of the Company Stock Options);

                              (v) (A) repay or retire any indebtedness for borrowed money, except upon the maturity date thereof or as otherwise required by the terms of such indebtedness, however, the Company may repay or retire the indebtedness for borrowed money associated with the existing revolving credit loan in the original principal amount of $15,000,000 with Wachovia Bank, (B) incur or assume any indebtedness for borrowed money not currently outstanding, except for borrowings in the ordinary course of business or to maintain Kanawha’s BCAR at 130% or more, in each case, under revolving credit agreements in effect on the date hereof, or permit any modifications or amendments of any agreements related to indebtedness for borrowed money (except, if necessary to maintain Kanawha’s BCAR at 130% or more and with the prior written consent of Parent, which consent shall not be unreasonably withheld, the Company and its Subsidiaries may modify or amend its existing credit agreement with Wachovia Bank to provide for, and the Company may incur thereunder, up to $25,000,000 in the aggregate of new indebtedness for borrowed money, provided, that under any such amendment or modification, the Company shall not agree to any type of prepayment penalties without the written consent of Parent), (C) assume, guarantee, endorse or otherwise become liable or responsible for the obligations of any Person (except for the obligations of the Company or its Subsidiaries), or permit the renewal or extension of any Contract or other obligation that is the subject of a guarantee or similar obligation, other than the endorsement of checks for deposit in the ordinary course of business, (D) make any loans, advances or capital contributions to, or investments in, any other Person (except for the Company or its Subsidiaries), or (E) create, assume or consensually incur any material Lien, or pledge or otherwise encumber any capital stock or other equity securities of the Company and its Subsidiaries;

                              (vi) enter into any Material Contract, or alter, terminate, amend or modify any existing Material Contract, or exercise any option under any existing Material Contract, other than in the ordinary course of business or in connection with the transactions contemplated by this Agreement;

                              (vii) authorize or make any capital expenditure or financing in excess of $250,000 individually or in the aggregate other than capital expenditures pursuant to Contracts entered into prior to the date hereof, capital expenditures contemplated in the Company’s or its Subsidiary’s current business plan, or capital expenditures related to necessary maintenance in the ordinary course of business;

                              (viii) adopt or amend (except as may be required by Law or as provided in this Agreement) any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, pension, retirement, deferred compensation, employment, severance or other employee benefit agreements, trusts, plans, funds or other arrangements for the benefit or welfare of any director, officer or employee, or (except for normal increases to employees in the ordinary course of business that are consistent with past practices or are required by existing Contracts) increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any existing plan or arrangement (including the granting of stock options, stock appreciation rights, shares of restricted stock or performance units) or enter into any Contract, agreement, commitment or arrangement to do any of the foregoing; except, with the prior written consent of Parent, which consent shall not be unreasonably withheld, the Company may do any of the foregoing up to an aggregate amount of $1,000,000 as the Company deems necessary to keep available the services of the officers and employees of it and its Subsidiaries;

                              (ix) acquire, sell, lease or dispose of any material assets outside the ordinary course of business;

                              (x) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or business organization or division or line of business (other than purchases of marketable securities in the ordinary course of business consistent with past practice);

                              (xi) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, unless required by Law or administrative order;

                              (xii) authorize or make any change in accounting policies or procedures applied by the Company (including Tax accounting policies and procedures), other than in the ordinary course of business and consistent with past practice or as required by applicable Law or change in GAAP or SAP;

                              (xiii) except in the ordinary course of business consistent with past practice or as required by change in applicable Law or generally accepted actuarial principles, make any change in the (i) underwriting or claims management, (ii) pricing or (iii) reserving practices of the Company or any of its Subsidiaries;

                              (xiv) modify in any material respects any current investment policies or investment practices, except as required by or to accommodate changes in applicable Law;

                              (xv) settle or compromise any material claims or litigation, except in the ordinary course of business consistent with past practice;

                              (xvi) voluntarily forfeit, abandon, modify, waive, terminate or otherwise change any license to underwrite and sell insurance policies held by the Company or any Subsidiary, except as may be required in order to comply with applicable Law; or

                              (xvii) agree in writing or otherwise to take any of the foregoing actions.

                    (b) From and after the date hereof, until the earlier of the Effective Time or termination of this Agreement, the Company shall, and shall cause Kanawha to, use commercially reasonable efforts to maintain Kanawha’s BCAR at 130% or more.

                    (c) Except as required by Law, during the period from the date of this Agreement to the Effective Time, none of Parent, Merger Subsidiary or the Company shall, or shall permit any of its Subsidiaries to, take any action that would, or is reasonably likely to, result in any of the conditions set forth in Article VIII not being satisfied as of the Closing Date.

                    (d) Parent and the Company agree that, during the period from the date of this Agreement to the Effective Time: (i) the Company will promptly advise Parent of the occurrence of any event having, or reasonably likely to have, a Material Adverse Effect, or any event that would constitute a breach by the Company of any of its representations, warranties, covenants or agreements set forth in this Agreement, or any event reasonably likely to materially delay the consummation of the transactions contemplated in this Agreement and (ii) Parent will promptly advise the Company of the occurrence of any event that would constitute a breach by Parent of any of its representations, warranties, covenants or agreements set forth in this Agreement, or any event reasonably likely to materially delay the consummation of the transactions contemplated in this Agreement.

                    (e) Parent hereby designates the two officers of Parent identified in Section 7.1(e) of the Company Disclosure Letter, or such other officers as Parent may designate from time to time upon written notice to the Company (“Parent’s Representatives”), to be responsible for determining whether consent to any action prohibited by Section 7.1(a) shall be given by Parent. The Company hereby designates the two officers of the Company identified in Section 7.1(e) of the Company Disclosure Letter, or such other officers as the Company may designate upon written notice to Parent (“Company’s Representatives”), to contact Parent’s Representatives with any requests for consent to any action prohibited by Section 7.1(a). Parent’s Representatives shall respond promptly (either orally or in writing) to any request for consent (which may be oral or written) to the taking of any action under Section 7.1. If Parent’s Representatives do not respond to any request within three Business Days of its receipt, such consent will be deemed to have been given. The Company may rely on any consent given orally or in writing by either of Parent’s Representatives. The time periods within which Parent’s Representatives must respond shall commence on the date either of Parent’s Representatives receive an oral or written request for consent.

          Section 7.2 Shareholders’ Meeting.

                    (a) The Company shall, in accordance with applicable Law and the Company’s Articles of Incorporation and Bylaws, duly call, give notice of, convene and hold a special meeting of its shareholders (the “Special Meeting”) as soon as practicable following execution of this Agreement for the purpose of considering and taking action upon this Agreement.

                    (b) Parent and the Company shall promptly prepare, and the Company shall file with the SEC, the Proxy Statement as promptly as practicable. The Company and Parent shall cooperate to respond to any comments of the SEC and the Company shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC as promptly as practicable. Promptly after the Proxy Statement has been cleared by the SEC, the Company shall cause the Proxy Statement to be mailed to its shareholders and, subject to Section 7.2(d) hereof, shall use its reasonable best efforts (i) to solicit proxies in favor of the approval and adoption of this Agreement and approval of the Merger and (ii) to obtain such approvals and adoptions.

                    (c) Parent shall, upon request by the Company, furnish the Company with all information concerning Parent, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement, filing, notice or application made by or on behalf of the Company or any of its respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the transactions contemplated by this Agreement. If at any time prior to the Effective Time, Parent should become aware of any event relating to Parent or any of its Subsidiaries that is required under applicable Law to be disclosed in an amendment or supplement to the Proxy Statement, Parent shall promptly so inform the Company and will furnish to the Company all information relating to such event that is required under applicable Law to be disclosed in an amendment or supplement to the Proxy Statement.

                    (d) Except as otherwise provided below, the Company (i) shall recommend adoption and approval of this Agreement and the Merger by the shareholders of the Company (the “Company Recommendation”) and include in the Proxy Statement the Company Recommendation, and (ii) shall not withdraw, amend or modify (or publicly propose to or publicly state that it intends to withdraw, amend or modify) in any manner adverse to Parent such recommendation (a “Change in Company Recommendation”); provided, however, that the Company Board shall be permitted to effect a Change in Company Recommendation if the Company Board determines, in its good faith business judgment and by resolution, after consultation with outside counsel, that the Company Recommendation would be inconsistent with applicable Law or its fiduciary duties to the Company and the Company’s shareholders under applicable Law (including its obligations under VSCA Section 13.1-690); provided further, that if the Change in Company Recommendation is in respect of an Acquisition Proposal, the Company Board may effect a Change of Company Recommendation only if the Company shall have complied with the applicable provisions of Section 7.4 with respect thereto and if the Company Board has determined in good faith that such Acquisition Proposal is a Superior Proposal; provided further, however, that before effecting a Change in Company Recommendation, and in any event prior to acceptance of any binding agreement to enter into any Superior Proposal, the Company Board, shall give Parent three (3) Business Days’ prior written noticeof its intention to do so (unless at the time such notice is otherwise required to be given there are less than three (3) Business Days prior to the Special Meeting, in which case the Company shall provide as much notice as is reasonably practicable) and during such time, the Company, if requested by Parent, shall have engaged in good faith negotiations to permit Parent to amend this Agreement (including by making its officers and its financial and legal advisors reasonably available to negotiate) such that the Company Board may continue to recommend the adoption of this Agreement. The written notification above shall include the agreements, terms and conditions of such Acquisition Proposal presented to the Company. Notwithstanding anything to the contrary set forth herein, the Company may not accept such Superior Proposal if Parent makes, within three (3) Business Days of receipt of the Company’s written notification of its intention to enter into a binding agreement for a Superior Proposal, an offer to enter into an amendment to this Agreement such that the Company Board determines, in its good faith business judgment, after consultation with its financial advisors and outside legal counsel, that this Agreement as so amended is at least as favorable, from a financial point of view, to the shareholders of the Company as the Superior Proposal. The parties agree that nothing in this Section 7.2(d) shall in any way limit or otherwise affect Parent’s right to terminate this Agreement pursuant to Section 9.1(d)(ii) at such time as the requirements of such subsection have been met. Any Change in Company Recommendation shall not, unless this Agreement is otherwise terminated by either the Company or Parent in accordance with the terms of this Agreement, (i) change the approval of this Agreement or any other approval of the Company Board in any respect that would have the effect of causing any state (including Virginia) corporate takeover statute or other similar statute to be applicable to the transactions contemplated hereby, including the Merger, or (ii) change the obligation of the Company to present this Agreement for adoption at the Special Meeting on the earliest practicable date after the date of this Agreement in accordance with this Section 7.2.

                    (e) Parent agrees that it will vote, or cause to be voted, all of the Shares then owned by it, Merger Subsidiary or any of its other Subsidiaries in favor of the approval of the Merger and this Agreement.

                    (f) Until the earlier of the Effective Time or the termination of this Agreement, the Company shall not take any actions to exempt any Person other than Parent and Merger Subsidiary from the threshold restrictions on Common Stock ownership or any other anti-takeover provision in the Company’s Articles of Incorporation, or make any state takeover statute (including any Virginia state takeover statute) or similar statute inapplicable to any Acquisition Proposal.

          Section 7.3 Filings; Approvals and Consents; Cooperation.

                    (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper, or advisable to consummate and make effective, in the most expeditious manner reasonably practicable, the Merger and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or non-actions, waivers, consents and approvals from Governmental Authorities and the making of all necessary registrations and filings (including filings with Governmental Authorities including, but not limited to, (x) filings and approvals required by the South Carolina Department of Insurance and any other insurance regulatory authorities as may be necessary or appropriate, and (y) any delivery of notices and consents to jurisdiction to state insurance departments) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, investigating or challenging this Agreement or the consummation of any of the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

                    (b) Parent and the Company shall file as soon as practicable after the date of this Agreement notifications under the HSR Act and shall respond as promptly as practicable to all inquiries or requests received from the Federal Trade Commission or the Antitrust Division of the United States Department of Justice for additional information or documentation and shall respond as promptly as practicable to all inquiries and requests received from any State Attorney General or other Governmental Authority in connection with antitrust matters. The parties shall cooperate with each other in connection with the making of all such filings or responses, including providing copies of all such documents to the other party and its advisors prior to filing or responding. Parent and the Company agree to use their respective reasonable best efforts to avoid the entry of (or, if entered, to lift, vacate or reverse) any order, decree, judgment or ruling of any Governmental Authority restraining or preventing the consummation of the Merger on the basis of any federal, state or local antitrust Laws, including by committing to or effecting (by consent decree, hold separate order or otherwise) the sale or disposition of such assets of Parent or the Company as may be required to avoid (or, if entered, to lift, vacate or reverse) any such order, decree, judgment or ruling; provided, however, that in no event shall Parent, Merger Subsidiary or the Company be obligated under this Section 7.3 to take any action which would, or would reasonably be likely to, have a Material Adverse Effect on the Company or a material adverse effect on Parent or Merger Subsidiary.

                    (c) As promptly as practicable, Parent shall file a Form A or other appropriate application, if any, relating to the change of control of Kanawha with the insurance regulatory authority or other appropriate regulatory authority in South Carolina and in each other jurisdiction in which Kanawha is licensed to transact insurance business. Parent shall consult in good faith with the Company as to the form and substance of each such Form A or other appropriate application and shall provide the Company promptly with a copy of each of its filings and any related correspondence with the regulatory authority relating thereto. Each of Parent and the Company shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing that is necessary under any applicable Law or in connection with filings to be specified. Parent shall keep the Company apprised of the status of such filings.

                    (d) The Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Authority in connection with the Merger and the transactions contemplated by this Agreement.

                    (e) The Company and Parent shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of material notices or other material communications received by Parent or the Company, as the case may be, or any of their respective Subsidiaries, from any third party and/or any Governmental Authority with respect to the Merger and the other transactions contemplated by this Agreement.

          Section 7.4 No Solicitation.

                    (a) Prior to the Effective Time, the Company agrees that neither it, nor any of its Subsidiaries, nor any of their respective directors, officers, employees, agents or representatives, will, directly or indirectly, (i) solicit, initiate, facilitate or encourage (including by way of furnishing or disclosing non-public information) any inquiries or the making of any proposal with respect to: (x) any merger, consolidation, share exchange, business combination, extraordinary transaction, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries, with any Person other than Parent, Merger Subsidiary or any Affiliate of Parent or Merger Subsidiary; or (y) the acquisition by a third Person by tender offer, exchange offer or otherwise (including by purchase, lease, exchange, mortgage, pledge, transfer or other disposition) of 10% or more of the outstanding Shares of the Company Common Stock, or 10% or more of the assets or operations of the Company and its Subsidiaries, taken as a whole, in a single transaction or series of related transactions ((x) and (y) are sometimes referred to in this Agreement as an “Acquisition Proposal”) or (ii) negotiate, explore or otherwise engage in discussions with any Person (other than Parent and its representatives) with respect to any Acquisition Proposal, or which may reasonably be expected to lead to a proposal for an Acquisition Proposal, or enter into any agreement, arrangement or understanding with respect to any such Acquisition Proposal; provided, however, that the Company may, prior to the Required Company Vote, in response to an unsolicited written proposal from a third party that is, or is reasonably likely to result in, a Superior Proposal (as defined below), furnish information to and engage in discussions and negotiations with such third party, but only if the Board of Directors of the Company determines in its good faith business judgment, after consultation with its outside counsel, that failing to take such action would be inconsistent with its fiduciary duties to the Company and the Company’s shareholders under applicable Law (including its obligations under VSCA Section 13.1-690). If specifically requested by a Person without prior contact from the Company or its representatives, the Company may waive the provisions of any “standstill” agreements between the Company and any Person to the extent necessary to permit such Person to submit a proposal for an Acquisition Proposal that the Board of Directors believes, in its good faith business judgment, is reasonably likely to result in a Superior Proposal; provided, that such waiver (i) does not violate or conflict with the foregoing provisions of this Section 7.4(a) and (ii) would not, in any event, permit such Person to acquire any direct or indirect beneficial ownership of Shares or participate in any tender offer or proxy solicitation relating to the Company that would otherwise be prohibited by such “standstill” agreement. Nothing contained herein shall prohibit the Company from taking and disclosing to its shareholders a position contemplated by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act or from making any disclosure to its shareholders that the Board of Directors of the Company determines, in its good faith business judgment, after consultation with outside counsel, that the failure to so disclose would be inconsistent with applicable law.

                    (b) Before taking any action described above with regard to a Superior Proposal, the Company shall have an executed confidentiality and limited use agreement protecting all confidential and proprietary information of the Company and its Subsidiaries on terms comparable to the Confidentiality Agreement executed by Parent. The aforementioned right to take the actions in respect of a Superior Proposal shall terminate immediately upon receipt by the Company of the Required Company Vote. The Company will notify Parent immediately if any Person makes an Acquisition Proposal.

                    (c) The Company agrees that, as of the date hereof, it, its Subsidiaries and the respective directors, officers, employees, agents and representatives of the foregoing, shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Person (other than Parent and its representatives) conducted heretofore with respect to any Acquisition Proposal. The Company agrees to promptly advise Parent in writing of the existence of (i) any inquiries or proposals (or desire to make a proposal) received by (or indicated to), any such information requested from, or any negotiations or discussions sought to be initiated or continued with, the Company, its Subsidiaries or Affiliates, or any of the respective directors, officers, employees, agents or representatives of the foregoing, in each case from a Person (other than Parent and its representatives) with respect to an Acquisition Proposal and (ii) the terms thereof, and to update on an ongoing basis or upon Parent’s reasonable request, the status thereof. As used herein, “Superior Proposal” means a bona fide, written and unsolicited proposal or offer made by any Person (or group) (other than Parent or any of its Subsidiaries) which (i) is an Acquisition Proposal and (ii) is otherwise on terms which, as determined by the Company Board in its good faith business judgment (after consultation with an independent financial advisor), (A) would result in a transaction that, if consummated, is more favorable to the Company’s shareholders from a financial point of view than the Merger or, if applicable, any proposal by Parent to amend the terms of this Agreement taking into account all of the terms and conditions of such proposal and this Agreement and (B) is reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal; provided, however, that for the purposes of this definition of “Superior Proposal,” the term Acquisition Proposal shall have the meaning assigned to such term in Section 7.4(a) hereof, except that the references to “10%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%.”

          Section 7.5 Access to Information; Confidentiality Agreements.

                    (a) From the date of this Agreement through the Closing Date, the Company shall afford to Parent and its representatives, upon reasonable prior notice to the Company, reasonable access during normal business hours or other mutually agreed times to, and the reasonable right to inspect and interview, as applicable, the officers, employees and representatives of the Company and its Subsidiaries, and the properties, books, accounts, records, Contracts and all other relevant documents and information with respect to, the assets, liabilities and operations of the Company and its Subsidiaries and, as reasonably necessary, their respective Affiliates, and will furnish Parent and its Affiliates, officers and agents (including those described above) with such reasonable additional financial and operating data and other information that it or they may reasonably request to investigate all aspects of the Company and its Subsidiaries and their respective businesses, financial condition and operations, and, as reasonably necessary, their respective Affiliates, and to effect an orderly transition and integration of the Company and its Subsidiaries into Parent’s group of Affiliated entities (including such matters as Parent may deem reasonably necessary or appropriate for Parent or any of its Affiliates to satisfy their respective obligations under Sections 302 and 906 of the Sarbanes-Oxley Act). Parent’s right of access and inspection shall be exercised in such a manner as not to (i) interfere unreasonably with the operations of the Company and its Subsidiaries and their respective Affiliates or (ii) violate applicable Law. The Company acknowledges and agrees that it will not unreasonably deny or condition access to the premises of the Company and its Subsidiaries by Parent or its representatives prior to and beyond normal business hours. The Company shall make available to Parent a reasonable amount of office space at the Company’s premises to accommodate Parent’s Representatives responsible for the orderly integration of the Company with Parent, including reasonable access to ports for telephone, computer and other data transmission. No investigation made by Parent as contemplated herein shall affect or diminish the Company’s representations and warranties contained in this Agreement or Parent’s rights and remedies for any breach of, or inaccuracy in, those representations or warranties. The Company and its officers, employees, agents and representatives shall, and shall cause its Subsidiaries and their respective employees, agents and representatives, to cooperate in a commercially reasonable manner with Parent and its employees, agents and representatives in its conduct of any investigation contemplated herein.

                    (b) Notwithstanding the execution of this Agreement, the Confidentiality Agreement shall remain in full force and effect through the Effective Time, at which time the Confidentiality Agreement shall terminate and be of no further force and effect.

          Section 7.6 Public Announcements.

                    The parties hereto have agreed upon the text of a joint press release announcing, among other things, the execution of this Agreement, which press release shall be disseminated promptly following the execution hereof. The Company and Parent will consult with each other before issuing any additional press releases or otherwise making any additional public statement with respect to this Agreement, the Merger or the transactions contemplated herein and shall not issue any such press release or make any such public statement prior to such consultation or as to which the other party promptly and reasonably objects, except as may be required by Law based on the advice of such party’s counsel or by obligations pursuant to any listing agreement with any national securities exchange, in which case the party proposing to issue such press release or make such public announcement shall use its commercially reasonable efforts to consult in good faith with the other party before issuing any such press release or making any such public announcements.

          Section 7.7 Indemnification; Insurance.

                    (a) From and after the Effective Time and for a period of six (6) years thereafter, Parent shall cause the Company and its wholly-owned Subsidiaries to maintain all rights of indemnification (including rights to advancement of expenses and exculpation from liability) existing in favor of the present and former directors, officers, employees and agents of the Company and such Subsidiaries (collectively, the “Indemnified Parties”) on terms no less favorable than those provided in the articles or certificates of incorporation and bylaws of such entities on the date of this Agreement with respect to matters occurring prior to the Effective Time.

                    (b) Prior to Closing, the Company shall use Parent’s designated broker of record for the purchase of a six-year extended reporting period endorsement, from the date of the Effective Time (the “D&O Tail Insurance”), under the Company’s existing directors’ and officers’ liability insurance coverage, provided that such D&O Tail Insurance shall extend the director and officer liability coverage in force as of the date hereof from the Effective Time on terms that in all material respects are no less advantageous to the intended beneficiaries thereof than the Company’s existing directors’ and officers’ liability insurance.

                    (c) The Company shall use commercially reasonable efforts to procure continuation coverage for the Company and its Subsidiaries under their existing Errors and Omissions Liability Coverage Policies (“E&O Insurance”). Unless a shorter term shall be specified by Parent, the period for continuing coverage shall be for not less than a period of three years after the Effective Time. Parent shall cooperate with the Company and its Subsidiaries in procuring the coverages requested herein from their current insurance carriers or other mutually acceptable insurance carriers and shall pay all premiums necessary to maintain and procure such continuation coverages.

                    (d) In the event Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, honor the indemnification obligations set forth in this Section 7.7.

                    (e) The obligations of the Company and Parent under this Section 7.7 shall not be terminated, modified or assigned in such a manner so as to adversely affect any Indemnified Party without the consent of such Indemnified Party (it being expressly agreed that the Indemnified Parties shall be third-party beneficiaries of this Section 7.7).

                    (f) Subject to Section 7.7(d) hereof, Parent or its Subsidiaries (other than the Surviving Corporation) shall not be liable pursuant to the indemnification contained in this Section 7.7 for losses or other amounts not covered by the D&O Tail Insurance or which are in excess of the coverages afforded by such D&O Tail Insurance, but shall be responsible for any deductibles under such D&O Tail Insurance.

                    (g) The Company and its Subsidiaries shall deliver binders of insurance at Closing evidencing the D&O Tail Insurance provided for herein.

          Section 7.8 Anti-takeover Statutes.

                    If any anti-takeover or similar statute or regulation is or may become applicable to the Merger or the other transactions contemplated by this Agreement, each of Parent and the Company and their respective boards of directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement or by the Merger and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

          Section 7.9 Delisting.

                    Parent shall cause the Company’s securities to be delisted from the New York Stock Exchange and de-registered under the Exchange Act as soon as practicable following the Effective Time.

          Section 7.10 Merger Subsidiary Compliance.

                    Parent shall cause Merger Subsidiary to comply with all of Merger Subsidiary’s obligations under or relating to this Agreement. Merger Subsidiary shall not engage in any business that is not in connection with the Merger.

          Section 7.11 Retention Agreements; Letter Agreements.

                    The Company shall cooperate with Parent and use commercially reasonable efforts to obtain retention agreements, in form and substance acceptable to Parent, for any employees of the Company identified by Parent between the date hereof and the Closing Date. Further, the Company shall use commercially reasonable efforts, and shall cause Kanawha to use its commercially reasonable efforts, to obtain prior to the Effective Time from each Kanawha employee reasonably requested by Parent a duly executed employment letter agreement substantially in the form attached to Annex I to the Company Disclosure Letter. For purposes of clarification and not limitation, the execution and delivery of any such retention or letter agreements shall not be a condition to closing under Article VIII hereof.

          Section 7.12 Wachovia Credit Facility.

                    The Company hereby agrees, that if sufficient cash or cash equivalents are available immediately prior to the Closing, and the Company receives notice from Parent fifteen (15) days in advance of the Closing, the Company shall, immediately prior to the Closing, repay or retire the entire indebtedness for borrowed money outstanding under the existing revolving credit loan in the original principal amount of $15,000,000 with Wachovia Bank, N.A.; provided, however, that doing so, and the consequences and effects of doing so, shall not in anyway be deemed to be a breach of any of the Company’s representations, warranties or covenants contained herein or any of the conditions to the obligations of Parent or Merger Subsidiary to close the transactions contemplated herein.

          Section 7.13 Termination of the Defined Benefit Plan.

                    Prior to Closing, the Company shall use commercially reasonable efforts to prepare the documentation required to (i) cause each Company Pension Plan subject to Title IV of ERISA to be terminated in a standard termination (within the meaning of section 4041(b) of ERISA), and (ii) request a determination letter from the IRS with respect to such termination; provided, however, that the Company shall not be obligated to incur any out-of-pocket liabilities, fees, costs or expenses (such as fees and expenses of third-party attorneys, accountants and actuaries) in connection with any actions taken pursuant to this Section 7.13, unless Parent first, in writing, directs the Company to do so and agrees to reimburse the Company for such out-of-pocket liabilities, fees, costs and expenses; provided, further, that the Company shall not be obligated to file any such documentation or to terminate any such plan prior to the Closing.

ARTICLE VIII
CONDITIONS PRECEDENT TO CONSUMMATION OF THE MERGER

          Section 8.1 Conditions Precedent to Each Party’s Obligation to Effect the Merger.

                    The respective obligations of each Party hereto to consummate the Merger shall be subject to the satisfaction (or waiver, if permissible, under applicable Law) at or prior to the Effective Time of the following conditions precedent:

                    (a) Shareholder Approval. This Agreement shall have been approved by the affirmative vote of the holders of more than two-thirds of Shares entitled to vote thereon (the “Required Company Vote”).

                    (b) No Injunction or Restraint. No Law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority (collectively, “Restraints”) shall be in effect enjoining, restraining, preventing or prohibiting consummation of the Merger or making the consummation of the Merger illegal.

                    (c) Governmental and Regulatory Approvals. (i) The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have terminated or expired,

(ii) all applicable requirements of the Securities Act and the Exchange Act shall have been satisfied, (iii) any applicable filings under state securities, “Blue Sky” or takeover Laws shall have been made, (iv) the transactions contemplated hereby shall have been approved by the South Carolina Department of Insurance and (v) all of the required filings, registrations, consents and approvals listed in Section 6.5 of the Company Disclosure Letter shall have been made or obtained (as the case may be).

          Section 8.2 Conditions to Parent’s and Merger Subsidiary’s Obligation to Effect the Merger.

                    The obligations of Parent and Merger Subsidiary to consummate the Merger are further subject to the satisfaction (or waiver, if permissible, under applicable Law) at or prior to the Effective Time of the following conditions precedent:

                    (a) Representations and Warranties of the Company. Each of the representations and warranties of the Company set forth in the first sentence of Section 6.1, the first sentence of Section 6.2(b), Section 6.3, Section 6.4, and subclause (x) of the second sentence of Section 6.5 of this Agreement, shall be true and correct, except for de minimis inaccuracies (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date). The other representations and warranties made by the Company in Article VI hereof shall be true and correct at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein), does not result in, and would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

                    (b) Obligations and Covenants of the Company. The Company shall have performed and complied with, in all material respects, all obligations and covenants to be performed or complied with by it under this Agreement on or before the Effective Time.

                    (c) No Material Adverse Change. During the period from the date of this Agreement to the Closing Date, there shall not have occurred any Material Adverse Effect that continues to exist on the Closing Date and as of the Effective Time.

                    (d) Officer’s Certificate. Parent shall have received at the Closing a certificate of the Chief Executive Officer or Chief Financial Officer of the Company certifying fulfillment of the conditions set forth in Section 8.2(a), Section 8.2(b) and Section 8.2(c) hereof.

          Section 8.3 Conditions to the Company’s Obligation to Effect the Merger.

                    The obligations of the Company to consummate the Merger shall be further subject to the satisfaction (or waiver, if permissible, under applicable Law) at or prior to the Effective Time of the following conditions precedent:

                    (a) Representations and Warranties of Parent and Merger Subsidiary. The representations and warranties made by Parent and Merger Subsidiary in Article V hereof shall be true and correct in all material respects at and as of the Closing Date (without giving effect to any limitation as to “materiality” set forth therein), as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date.

                    (b) Obligations and Covenants of Parent and Merger Subsidiary. Parent and Merger Subsidiary shall have performed and complied with, in all material respects, all of their respective obligations and covenants to be performed or complied with by them under this Agreement on or before the Effective Time.

                    (c) Officer’s Certificate. The Company shall have received at the Closing a certificate of a senior executive officer of Parent certifying fulfillment of the conditions set forth in Section 8.3(a) and Section 8.3(b) hereof.

          Section 8.4 Delay.

                    If Parent delays the Closing Date pursuant to a Delayed Closing, then for purposes of determining whether the conditions set forth in Section 8.2(a) and Section 8.2(c) have been satisfied, such conditions shall be deemed to have been satisfied as of the Closing Condition Satisfaction Date irrespective of any facts, circumstances or events subsequent to the Closing Condition Satisfaction Date if the Company confirms in writing to Parent that it is willing and able to deliver the certificate referred to in Section 8.2(d) hereof on the Closing Condition Satisfaction Date. If the Closing Date has been delayed pursuant to a Delayed Closing, then notwithstanding anything to the contrary herein, the certificate referred to in Section 8.2(d) hereof shall be delivered on the Closing Date but shall refer to satisfaction of the conditions set forth in Section 8.2(a) and Section 8.2(c) as of, and for such purposes shall be deemed to have been delivered on, the Closing Condition Satisfaction Date.

ARTICLE IX
TERMINATION; AMENDMENT; WAIVER

          Section 9.1 Termination.

                    This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time notwithstanding approval thereof by the respective shareholders of the Company and Merger Subsidiary, but prior to the Effective Time:

                    (a) by mutual written consent of the Company and Parent; or

                    (b) by the Company or Parent:

                         (i) if the Merger shall not have been consummated on or before March 31, 2008; provided, however, that, if as of March 31, 2008, the only unsatisfied condition precedent to the consummation of the Merger is the approval of the Merger by the South Carolina Department of Insurance, then the earliest date on which either party may terminate this Agreement because the Merger shall not have been consummated shall be May 31, 2008 (as applicable, the “Termination Date”) (provided, in each case, that the right to terminate this

Agreement under this Section 9.1(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or has resulted, in the failure of the Effective Time to occur on or before such date);

                              (ii) if any Restraint having the effect set forth in Section 8.1(b) hereof shall be in effect and shall have become final and nonappealable;

                              (iii) if, at the Special Meeting (including any adjournment or postponement thereof), the Required Company Vote shall not have been obtained; or

                    (c) by the Company:

                              (i) if (A) the Company has materially complied with its obligations under Section 7.2(d) and Section 7.4 hereof, (B) the Company enters into a binding written agreement concerning a transaction that constitutes a Superior Proposal and (C) the Company, prior to such termination, pays to Parent in immediately available funds any fees required to be paid pursuant to Section 9.3 hereof; or

                              (ii) if Parent or Merger Subsidiary shall have breached or failed to perform in any material respect any of their respective representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would, individually or in the aggregate with all other breaches or failure to perform, give rise to a failure of a closing condition to be satisfied under Section 8.3 hereof and has not been, or is incapable of being, cured by Parent or Merger Subsidiary prior to the earlier of (A) the Termination Date or (B) 30 days after the giving of written notice to Parent or Merger Subsidiary, as applicable, of such breach; or

                    (d) by Parent:

                              (i) if the Company shall have breached or failed to perform in any material respect any representation, warranty, covenant or other agreement contained in this Agreement, which breach or failure to perform would, individually or in the aggregate with all other breaches or failure to perform, give rise to a failure of a closing condition to be satisfied under Section 8.2 hereof and has not been, or is incapable of being, cured by the Company prior to the earlier of (A) the Termination Date or (B) 30 days after the giving of written notice to the Company of such breach; or

                              (ii) if (A) the Company Board shall fail to make the Company Recommendation referred to in Section 7.2(d) or shall fail to include in the Proxy Statement the Company Recommendation or shall effect a Change in Company Recommendation, (B) the Company Board authorizes, endorses, approves or recommends to the shareholders of the Company, or otherwise authorizes, endorses, approves or publicly recommends, an Acquisition Proposal or (C) the Company materially breaches its obligations under Sections 7.2(a), (d) or (f) or Section 7.4(a) hereof.

          Section 9.2 Rights on Termination.

                    In the event of termination and abandonment of the Merger by any party pursuant to Section 9.1 hereof, written notice thereof shall forthwith be given to the other parties, specifying the provisions hereof pursuant to which such termination is made, and this Agreement shall terminate and the Merger and the other transactions contemplated hereby shall be abandoned, without further action by any of the parties hereto. If this Agreement is terminated and the transactions contemplated hereby are not consummated pursuant to Section 9.1 of this Agreement, this Agreement shall become void and of no further force and effect, except for the provisions of Section 7.5(b), Section 9.2, Section 9.3 and Article X; provided, however, that no party shall be relieved by such termination for any fraud or any willful breach of this Agreement and, in the event of fraud or any willful breach, the non-breaching party may pursue all remedies available to it at law and in equity; provided, further, if this Agreement is terminated by reason of a negligent breach of this Agreement, the breaching party shall pay to the non-breaching party all reasonably documented out-of-pocket expenses, not to exceed $500,000 in the aggregate, reasonably incurred by the non-breaching party, in connection with this Agreement and the transactions contemplated hereby and, upon the non-breaching party’s receipt of such payment, the non-breaching party shall waive and shall not be entitled to pursue other legal and equitable remedies from the breaching party for any such breach of, or otherwise in connection with, this Agreement.

          Section 9.3 Termination Fee Payable to Parent; Other Remedies.

                    (a) Notwithstanding any provision to the contrary contained herein, if this Agreement is terminated pursuant to Section 9.1(b)(iii) (if the Company executes a definitive agreement with respect to an Acquisition Proposal within 12 months of the termination of this Agreement), Section 9.1(c)(i), or Section 9.1(d)(ii), the Company shall, (x) pay to Parent the amount of $4,820,000 and (y) pay to Parent all reasonably documented out-of-pocket expenses, not to exceed $500,000 in the aggregate, reasonably incurred by Parent and Merger Subsidiary in connection with this Agreement and the Merger. The amount in (x) above shall be paid concurrently with any such termination (or upon execution of such definitive agreement in the case of a termination related to Section 9.1(b)(iii)) and the amount in (y) above shall be paid within five (5) Business Days after receipt by the Company of reasonably detailed evidence of the same. Upon receipt of such payments, Parent shall not be entitled to and shall waive the right to seek damages or other amounts or remedies from the Company for breach of, or otherwise in connection with, this Agreement.

                    (b) Section 9.2, Section 9.3 and Section 10.8 hereof shall be the sole remedy of the parties hereto in the event of any termination of this Agreement.

          Section 9.4 Amendment.

                    At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Required Company Vote, by written agreement of the parties hereto, by action taken or authorized by their respective Boards of Directors; provided, however, that following receipt of the Required Company Vote, there shall be no amendment or change to the provisions hereof which by Law would require further approval by the shareholders of the Company without such approval.

          Section 9.5 Extension; Waiver.

                    At any time prior to the Effective Time, Parent and Merger Subsidiary on the one hand, and the Company on the other hand, may (i) extend the time for the performance of any of the obligations or other acts of the other party hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered pursuant hereto by the other party hereto or (iii) waive compliance with any of the agreements or conditions contained herein by the other party hereto. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE X
MISCELLANEOUS

          Section 10.1 Survival of Representations and Warranties.

                    The representations and warranties made herein or in any document, certificate or instrument delivered pursuant to this Agreement shall not survive beyond the Effective Time.

          Section 10.2 Entire Agreement; Assignment.

                    This Agreement (i) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties or any of them with respect to the subject matter hereof and (ii) shall not be assigned by operation of law or otherwise.

          Section 10.3 Notices.

                    All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in Person, by cable, telecopy, telegram or telex, by nationally recognized overnight delivery service, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

if to Parent:

Humana Inc. 500 West Main Street Louisville, Kentucky 40202 Attn: Thomas J. Liston Telecopy: (502) 580-3699

with a copy to:

Greenebaum Doll & McDonald PLLC 3500 National City Tower 101 South Fifth Street Louisville, Kentucky 40202 Attn: Daniel E. Fisher, Esq. Telecopy: (502) 540-2193

if to the Company:

KMG America Corporation 12600 Whitewater Drive, Suite 150 Minnetonka, Minnesota 55343 Attention: James E. Nelson, Esq. Telecopy: (952) 930-4802

with a copy to:

Hunton & Williams LLP Riverfront Plaza, East Tower 951 E. Byrd Street Richmond, Virginia 23219 Attention: Melvin E. Tull, III, Esq. Telecopy: (804) 788-8561

or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

          Section 10.4 Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.

                    (a) This Agreement shall be governed by and construed in accordance with the Laws of the Commonwealth of Virginia regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any federal court located in the Commonwealth of Virginia or any Virginia state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, and, in connection with any such matter, to service of process by notice as otherwise provided herein, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal court sitting in the Commonwealth of Virginia or a Virginia state court.

                    (b) Each of the parties hereto irrevocably waives any and all rights to trial by jury in any legal proceeding arising out of or related to this Agreement.

          Section 10.5 Descriptive Headings.

                    The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

          Section 10.6 Parties in Interest.

                    This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, except as provided in Section 7.7 hereof.

          Section 10.7 Counterparts.

                    This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

          Section 10.8 Specific Performance.

                    The parties hereto agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

          Section 10.9 Fees and Expenses.

                    Subject to Sections 9.2 and 9.3 hereof, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

          Section 10.10 Severability.

                    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to either party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner, to the end that the transactions contemplated hereby are fulfilled to the extent possible.

          Section 10.11 Company Disclosure Letter.

                    Certain information set forth in sections of the Company Disclosure Letter is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information in any section of the Company Disclosure Letter shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made by the Company in this

Agreement or that such information is material, nor shall such information be deemed to establish a standard of materiality, nor shall it be deemed an admission of any liability of, or concession as to any defense available to, Parent, Merger Subsidiary, or the Company, as applicable. The section number headings in the Disclosure Letter correspond to the section numbers in this Agreement.

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                    IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed on its behalf by its officer thereunto duly authorized, all as of the day and year first above written.

HUMANA INC.

By:	/s/ Thomas J. Liston

Name: Thomas J. Liston
Its: SVP - Strategy & Corporate Development

HUM VM, INC.

By:	/s/ Thomas J. Liston

Name: Thomas J. Liston
Its: Senior Vice President

KMG AMERICA CORPORATION

By:	/s/ Kenneth U. Kuk

Name: Kenneth U. Kuk
Its: Chief Executive Officer